                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                         NIMBUS CD INTERNATIONAL, INC.
                                       AT
                              $11.50 NET PER SHARE
                                       BY
                           NEPTUNE ACQUISITION CORP.
                          A WHOLLY OWNED SUBSIDIARY OF
                           CARLTON COMMUNICATIONS PLC

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
  NEW YORK CITY TIME, ON TUESDAY, JULY 21, 1998, UNLESS THE OFFER IS EXTENDED.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE A NUMBER OF SHARES OF COMMON STOCK, PAR VALUE $.01 PER SHARE (THE "SHARES"), OF NIMBUS CD INTERNATIONAL, INC. (THE "COMPANY") WHICH REPRESENTS A MAJORITY OF THE TOTAL VOTING POWER OF ALL SHARES OF CAPITAL STOCK OF THE COMPANY OUTSTANDING ON A FULLY DILUTED BASIS (THE "MINIMUM CONDITION") AND (2) ANY WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND THE REGULATIONS THEREUNDER (THE "HSR ACT") APPLICABLE TO THE PURCHASE OF SHARES PURSUANT TO THE OFFER HAVING EXPIRED OR BEEN TERMINATED. CERTAIN OTHER CONDITIONS TO THE CONSUMMATION OF THE OFFER ARE DESCRIBED IN SECTION 13.

    THE BOARD OF DIRECTORS OF THE COMPANY HAS DETERMINED BY UNANIMOUS VOTE (WITH ONE DIRECTOR ABSENT) THAT EACH OF THE OFFER AND THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, THE HOLDERS OF SHARES, HAS APPROVED THE OFFER, THE MERGER AND THE MERGER AGREEMENT, AND HAS RECOMMENDED BY UNANIMOUS VOTE (WITH ONE DIRECTOR ABSENT) THAT HOLDERS OF SHARES ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

    CERTAIN STOCKHOLDERS OF THE COMPANY (THE "SELLING STOCKHOLDERS") HAVE ENTERED INTO AN AGREEMENT WITH NEPTUNE ACQUISITION CORP. ("PURCHASER") AND CARLTON COMMUNICATIONS PLC ("PARENT"), UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF WHICH, THE SELLING STOCKHOLDERS HAVE AGREED TO TENDER (AND NOT WITHDRAW) PURSUANT TO THE OFFER 9,373,322 SHARES (OR APPROXIMATELY 44% OF THE OUTSTANDING SHARES) AND ANY SHARES THEREAFTER ACQUIRED BY THEM.

                            ------------------------

                                   IMPORTANT

    Any stockholder desiring to tender all or any portion of such stockholder's Shares should (1) complete and sign the Letter of Transmittal or a facsimile thereof in accordance with the instructions in the Letter of Transmittal, including any required signature guarantees, and mail or deliver the Letter of Transmittal or such facsimile with such stockholder's certificate(s) for the tendered Shares and any other required documents to the Depositary, (2) follow the procedure for book-entry tender of Shares set forth in Section 3 or (3) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Stockholders having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if they desire to tender Shares so registered.

    A stockholder who desires to tender Shares and whose certificates for such Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3.

    Questions and requests for assistance may be directed to the Information Agent or to the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent or to brokers, dealers, commercial banks or trust companies.
                            ------------------------

                        THE DEALER MANAGER FOR THE OFFER IS:

                            LAZARD FRERES & CO. LLC
                                ---------------

June 23, 1998

                               TABLE OF CONTENTS

                                                                                                                    PAGE
                                                                                                                  ---------

INTRODUCTION....................................................................................................          1

1.         Terms of the Offer...................................................................................          2

2.         Acceptance for Payment and Payment for Shares........................................................          3

3.         Procedure for Tendering Shares.......................................................................          4

4.         Rights of Withdrawal.................................................................................          7

5.         Certain Federal Income Tax Consequences of the Offer.................................................          8

6.         Price Range of Shares; Dividends.....................................................................          9

7.         Effect of the Offer on the Market for the Shares; Stock Quotation, Margin Regulations, and Exchange
           Act Registration.....................................................................................          9

8.         Certain Information Concerning the Company...........................................................         11

9.         Certain Information Concerning Purchaser and Parent..................................................         13

10.        Background of the Offer; Contacts with the Company; the Stockholders Agreement;
           Other Agreements.....................................................................................         17

11.        Purpose of the Offer; Plans for the Company; the Merger..............................................         21

12.        Source and Amount of Funds...........................................................................         27

13.        Certain Conditions of the Offer......................................................................         28

14.        Dividends and Distributions..........................................................................         29

15.        Certain Legal Matters................................................................................         30

16.        Fees and Expenses....................................................................................         32

17.        Miscellaneous........................................................................................         33

Schedule A--Directors and Executive Officers of Neptune Acquisition Corp. and Carlton Communications Plc........
                                                                                                                        A-1

To the Holders of Shares of
Nimbus CD International, Inc.:

                                  INTRODUCTION

    Neptune Acquisition Corp., a Delaware corporation ("Purchaser") and a wholly owned subsidiary of Carlton Communications Plc, an English public limited company ("Parent" or "Carlton"), hereby offers to purchase all of the outstanding shares of Common Stock, par value $.01 per share (the "Shares") of Nimbus CD International, Inc., a Delaware corporation (the "Company"), at $11.50 per Share, net to the seller in cash (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together with any amendments or supplements hereto or thereto, collectively constitute the "Offer"). Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. Purchaser or Parent will pay all charges and expenses of ChaseMellon Shareholder Services, L.L.C., as Depositary (the "Depositary"), and as Information Agent (the "Information Agent"), in connection with the Offer.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE, A NUMBER OF SHARES OF THE COMPANY WHICH REPRESENTS A MAJORITY OF THE TOTAL VOTING POWER OF ALL SHARES OF CAPITAL STOCK OF THE COMPANY OUTSTANDING ON A FULLY DILUTED BASIS (THE "MINIMUM CONDITION") AND (2) ANY WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND THE REGULAIONS THEREUNDER (THE "HSR ACT") APPLICABLE TO THE PURCHASE OF SHARES PURSUANT TO THE OFFER HAVING EXPIRED OR BEEN TERMINATED. CERTAIN OTHER CONDITIONS TO THE CONSUMMATION OF THE OFFER ARE DESCRIBED IN SECTION 13.

    THE BOARD OF DIRECTORS OF THE COMPANY HAS DETERMINED BY UNANIMOUS VOTE (WITH ONE DIRECTOR ABSENT) THAT EACH OF THE OFFER AND THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, THE HOLDERS OF SHARES, HAS APPROVED THE OFFER, THE MERGER AND THE MERGER AGREEMENT AND HAS RECOMMENDED BY UNANIMOUS VOTE (WITH ONE DIRECTOR ABSENT) THAT HOLDERS OF SHARES ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

    CERTAIN STOCKHOLDERS OF THE COMPANY (THE "SELLING STOCKHOLDERS") HAVE ENTERED INTO AN AGREEMENT WITH PURCHASER AND PARENT, UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF WHICH, THE SELLING STOCKHOLDERS HAVE AGREED TO TENDER (AND NOT WITHDRAW) PURSUANT TO THE OFFER 9,373,322 SHARES (OR APPROXIMATELY 44% OF THE OUTSTANDING SHARES) AND ANY SHARES THEREAFTER ACQUIRED BY THEM.

    The Offer is being made pursuant to an Agreement and Plan of Merger (the "Merger Agreement"), dated as of June 16, 1998, by and among the Company, Parent and Purchaser, pursuant to which, after completion of the Offer, Purchaser will be merged with and into the Company (the "Merger") and each issued and outstanding Share (other than (i) any Shares which are held by any subsidiary of the Company or in the treasury of the Company, or which are held, directly or indirectly, by Parent or any direct or indirect subsidiary of Parent (including Purchaser), all of which shall be canceled and none of which shall receive any payment with respect thereto and (ii) Shares held by holders of Shares who comply with all the provisions of Delaware law concerning the right of holders of Shares to dissent from the Merger and require appraisal of their Shares (the "Dissenting Stockholders")) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and represent the right to receive an amount in cash, without interest, equal to the price paid for each Share pursuant to the Offer (the "Merger Consideration"). As a result of the Merger, the Company (sometimes referred to herein as the "Surviving Corporation") will become a wholly owned subsidiary of Parent.

    Simultaneously with entering into the Merger Agreement, Behrman Capital L.P., Behrman Capital "B" L.P., Strategic Entrepreneur Fund, L.P., McCown De Leeuw & Co. III, L.P., McCown De Leeuw & Co. (Europe) III, L.P., McCown De Leeuw & Co. (Asia) III, L.P., Gamma Fund LLC, Lyndon J. Faulkner, President and Chief Executive Officer of the Company and L. Steven Minkel, Executive Vice President and Chief Financial Officer of the Company (the "Selling Stockholders"), entered into a stockholders agreement, dated as of June 16, 1998 (the "Stockholders Agreement") with Parent and Purchaser, pursuant to which the Selling Stockholders have agreed, among other things, (i) to validly tender and sell into the Offer all Shares which are owned of record or beneficially by such Selling Stockholders prior to the Expiration Date (as hereinafter defined) and vote such Shares in favor of the Merger, and (ii) that, upon certain sales or other transfers or dispositions by a Selling Stockholder of its Shares, such Selling Stockholder will pay to Purchaser an amount in cash equal to the product of the number of Shares transferred and the positive difference between the consideration per Share paid in such sale or other transfer or disposition and $11.50, in each case upon the terms and subject to conditions set forth in the Stockholders Agreement.

    According to the Company, as of June 15, 1998, there were 21,469,754 Shares outstanding and there were 2,164,077 Shares reserved for issuance upon exercise of outstanding stock options.

    THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

1. TERMS OF THE OFFER

    Upon the terms and subject to the conditions set forth in the Offer (including the terms and conditions set forth in Section 13 (the "Offer Conditions") and if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment, and pay for, any and all Shares validly tendered on or prior to the Expiration Date and not withdrawn as permitted by Section 4. The term "Expiration Date" means 12:00 Midnight, New York City time, on July 21, 1998, unless and until Purchaser shall, in its sole discretion, have extended the period for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date on which the Offer, as so extended by Purchaser, shall expire.

    Subject to the terms of the Merger Agreement and applicable rules and regulations of the Securities and Exchange Commission (the "SEC"), Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw such stockholder's Shares. See Section 4. Subject to the applicable regulations of the SEC and the terms of the Merger Agreement, Purchaser also expressly reserves the right, in its sole discretion, at any time or from time to time, (i) to delay acceptance for payment of, or (regardless of whether such Shares were theretofore accepted for payment) payment for, any tendered Shares, or to terminate or amend the Offer as to any Shares not then paid for, on the occurrence of any of the conditions specified in Section 13, and (ii) to waive any condition (other than the Minimum Condition) and to set forth or change any other term and condition of the Offer, by giving oral or written notice of such delay, termination or amendment to the Depositary and by making a public announcement thereof, PROVIDED, HOWEVER, without the consent of the Company, Purchaser shall not (i) reduce the number of Shares to be purchased in the Offer, (ii) reduce the Offer Price, (iii) add to the Offer Conditions or otherwise modify the Offer Conditions in a manner that is adverse to the holders of Shares or (iv) change the form of consideration payable in the Offer. If Purchaser accepts any Shares for payment pursuant to the terms of the Offer, it will accept for payment all Shares validly tendered prior to the Expiration Date and not withdrawn, and subject to the terms and conditions of the Merger Agreement, unless the Company otherwise consents in writing, Purchaser will accept for payment and pay for the Shares in accordance with

Rule 14e-1(c) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"); PROVIDED, HOWEVER, that unless (i) any Person has made an Acquisition Proposal (as defined in the Merger Agreement), or (ii) any of the Offer Conditions shall not have been satisfied, the Expiration Date may not be extended beyond the 10th business day after the initial Expiration Date of the Offer without the Company's prior written consent, such consent not to be unreasonably withheld (it being expressly understood and agreed that, if all of the Offer Conditions shall have been satisfied and no Person has made an Acquisition Proposal, Purchaser shall have the right, in its sole discretion, to extend the Expiration Date (through one or more extensions) through the 10th business day after the initial Expiration Date). Purchaser confirms that its reservation of the right to delay payment for Shares which it has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a tender offeror pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of a tender offer.

    Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release or other announcement.

    Purchaser confirms that if it makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Purchaser will extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act.

    If, prior to the Expiration Date, Purchaser, written with the consent of the Company, shall decrease the percentage of Shares being sought or the consideration offered to holders of Shares, such decrease shall be applicable to all holders whose Shares are accepted for payment pursuant to the Offer and, if at the time notice of any increase or decrease is first published, sent or given to holders of Shares, the Offer is scheduled to expire at any time earlier than the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended until the expiration of such ten business day period. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 A.M. through 12:00 Midnight, New York City time.

    The Company has provided Purchaser with the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of the Shares. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed by Purchaser to record holders of Shares and will be furnished by Purchaser to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES

    Upon the terms and subject to the conditions of the Offer (including the Offer Conditions and, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment, and pay for, all Shares validly tendered and not withdrawn as promptly as practicable after the later of (i) the satisfaction or waiver of the conditions set forth in Section 13, including the expiration or termination of the waiting period under the HSR Act applicable to the purchase of Shares pursuant to the Offer and (ii) the Expiration Date, if at the time of the later of the occurrence of

(i) and (ii) above, the Minimum Condition has been satisfied or waived; PROVIDED, HOWEVER, that neither Parent nor Purchaser shall waive the Minimum Condition without the prior written consent of the Company. Purchaser filed a Notification and Report Form under the HSR Act on June 19, 1998 and, accordingly, unless earlier terminated or extended by a request for additional information, the waiting period under the HSR Act is scheduled to expire at 11:59 p.m., New York City time, on July 4, 1998. See Section 15. In addition, subject to applicable rules of the SEC, Purchaser expressly reserves the right to delay acceptance for payment of or payment for Shares in order to comply, in whole or in part, with any applicable law.

    In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or a confirmation of a book-entry transfer of such Shares (a "Book-Entry Confirmation") into the Depositary's account at The Depository Trust Company or the Philadelphia Depository Trust Company (each, a "Book-Entry Transfer Facility" and, collectively, the "Book-Entry Transfer Facilities")), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other required documents.

    For purposes of the Offer, Purchaser will be deemed to have accepted for payment Shares validly tendered and not withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to the tendering stockholders. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SHARES BE PAID, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT.

    If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer of such Shares into the Depositary's account at a Depositary Institution pursuant to the procedures set forth in
Section 3, such Shares will be credited to an account maintained with such Depositary Institution), as soon as practicable following expiration or termination of the Offer.

    Purchaser reserves the right to transfer or assign in whole or in part from time to time to one or more direct or indirect subsidiaries of Parent the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3. PROCEDURE FOR TENDERING SHARES

    VALID TENDER. To tender Shares pursuant to the Offer, either (a) a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) in accordance with the instructions of the Letter of Transmittal, with any required signature guarantees, certificates for Shares to be tendered, and any other documents required by the Letter of Transmittal, must be received by the Depositary prior to the Expiration Date at one of its addresses set forth on the back cover of this Offer to Purchase, (b) such Shares must be delivered pursuant to the procedures for book-entry transfer described below (and a confirmation of such delivery received by the Depositary, including an Agent's Message if the tendering stockholder has not delivered a Letter of Transmittal), prior to the Expiration Date, or (c) the tendering stockholder must comply with the guaranteed delivery procedures set forth below. The term "Agent's Message" means a message, transmitted by a Book-Entry Transfer Facility (as defined herein) to, and received by, the Depositary and forming a part of a book-entry confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry

Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against the participant.

    BOOK-ENTRY DELIVERY. The Depositary will establish accounts with respect to the Shares at the Book-Entry Transfer Facilities for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in any of the Book-Entry Transfer Facilities' systems may make a book-entry transfer of Shares by causing a Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with such Book-Entry Transfer Facility's procedures for such transfer. Although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or any Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Depositary by the Expiration Date at one of its addresses set forth on the back cover of this Offer to Purchase, or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at a Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation." Delivery of documents to a Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures does not constitute delivery to the Depositary.

    THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT THE STOCKHOLDER USE PROPERLY INSURED REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

    SIGNATURE GUARANTEES. Except as provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program or the Stock Exchange Medallion Program (each, an "Eligible Institution"). Signatures on a Letter of Transmittal need not be guaranteed (a) if the Letter of Transmittal is signed by the registered holders (which term, for purposes of this paragraph, includes any participant in any of the Book-Entry Transfer Facilities' systems whose name appears on a security position listing as the owner of the Shares) of Shares and such registered holder has not completed the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal, or (b) if such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See instructions 1 and 5 of the Letter of Transmittal.

    GUARANTEED DELIVERY. A stockholder who desires to tender Shares pursuant to the Offer and whose certificates for Shares are not immediately available or who cannot comply with the procedure for book-entry transfer on a timely basis, or who cannot deliver all required documents to the Depositary prior to the Expiration Date, may tender such Shares by following all of the procedures set forth below:

    (i) such tender is made by or through an Eligible Institution;

    (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser, is received by the Depositary (as provided below) prior to the Expiration Date; and

    (iii) the certificates for all tendered Shares in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal) and any other required documents, are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the New York Stock Exchange (the "NYSE") is open for business.

    The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

    OTHER REQUIREMENTS. Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in Lieu of the Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmation with respect to Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE OF THE SHARES BE PAID BY PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR DELAY IN MAKING SUCH PAYMENT.

    TENDER CONSTITUTES AN AGREEMENT. The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser on the terms and subject to the conditions of the Offer.

    APPOINTMENT. By executing a Letter of Transmittal as set forth above, the tendering stockholder irrevocably appoints designees of Purchaser as such stockholder's proxies, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after June 17, 1998. All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment is effective when, and only to the extent that, Purchaser deposits payment for such Shares with the Depositary. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such stockholder will be revoked, and no subsequent powers of attorney, proxies and consents may be given (and, if given, will not be deemed effective). Purchaser's designees will, with respect to the Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they, in their sole discretion, may deem proper at any annual, special or adjourned meeting of the stockholders of the Company, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's payment for such Shares, Purchaser must be able to exercise full voting rights with respect to such Shares.

    DETERMINATION OF VALIDITY. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by Purchaser in its sole discretion, which determination will be final and binding. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or acceptance for payment of or payment for which may, in the opinion of Purchaser's counsel, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until defects and irregularities relating thereto have been cured or waived. None of Purchaser, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and instructions thereto) will be final and binding.

    BACKUP WITHHOLDING. In order to avoid "backup withholding" of federal income tax on payments of cash pursuant to the Offer, a stockholder surrendering Shares in the Offer must, unless an exemption applies, provide the Depositary with such stockholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such stockholder is not subject to backup withholding. If a stockholder does not provide the stockholder's correct TIN or fails to provide the certifications described above, the Internal Revenue Service may impose a penalty on such stockholder and payment of cash to such stockholder pursuant to the Offer may be subject to backup withholding of 31%. All stockholders surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to Purchaser and the Depositary). Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Non-corporate foreign stockholders should complete and sign the main signature form and a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 to the Letter of Transmittal.

4. RIGHTS OF WITHDRAWAL

    Tenders of Shares made pursuant to the Offer are irrevocable except that Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after August 22, 1998.

    For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the names in which the certificate(s) evidencing the Shares to be withdrawn are registered, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry tender as set forth in Section 3, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, the name of the registered holder and the serial numbers of the particular certificates evidencing the Shares to be withdrawn must also be furnished to the Depositary as aforesaid prior to the physical release of such certificates. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, which determination shall be final and binding. None of Purchaser, Parent, the Dealer Manager, the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tender for Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures described in Section 3 at any time prior to the Expiration Date.

    If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares, or is unable to accept for payment Shares pursuant to the Offer, for any reason, then, without prejudice to Purchaser's rights under this Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as set forth in this Section 4.

5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER

    Sales of Shares pursuant to the Offer and the exchange of Shares for cash pursuant to the Merger will be taxable transactions for federal income tax purposes and may also be taxable under applicable state, local and other tax laws. For federal income tax purposes, a stockholder whose Shares are purchased pursuant to the Offer or who receives cash as a result of the Merger will realize gain or loss equal to the difference between the adjusted basis of the Shares sold or exchanged and the amount of cash received therefor. Such gain or loss will be capital gain or loss if the Shares are held as capital assets by the stockholder. Long-term capital gain of a non-corporate stockholder is generally subject to a maximum tax rate of 28% in respect of property with a holding period for federal income tax purposes of more than one year and to a maximum rate of 20% in respect of property with a holding period for federal income tax purposes of more than 18 months.

    To the extent that the Company or any of its subsidiaries owns or leases real property in New York State or New York City, certain transfer taxes may apply to the sale or exchange of Shares by a stockholder pursuant to the Offer and the Merger. Although Purchaser will pay any such taxes on behalf of the stockholders, such payment may be treated as additional consideration paid for the Shares. In such case, the amount of such additional consideration would be offset by treatment of the tax as an additional selling expense incurred by the stockholder. Accordingly, the payment of such taxes by Purchaser should have no effect on the amount of gain or loss recognized by a stockholder.

    THE INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE TO STOCKHOLDERS IN SPECIAL SITUATIONS, INCLUDING STOCKHOLDERS WHO RECEIVED THEIR SHARES UPON THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION AND STOCKHOLDERS WHO ARE NOT UNITED STATES PERSONS. STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES TO THEM, IN THEIR PARTICULAR CIRCUMSTANCES, OF THE OFFER AND THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN OR OTHER TAX LAWS.

6. PRICE RANGE OF SHARES; DIVIDENDS

    The Shares are traded on the Nasdaq Stock Market's National Market (the "Nasdaq National Market") under the symbol "NMBS". The following table sets forth, for the calendar quarters indicated, the high and low bid quotations for the Shares on the Nasdaq National Market, based upon public sources:

                                                                                                        SHARES
                                                                                                 --------------------
                                                                                                    LOW       HIGH
                                                                                                 ---------  ---------
YEAR ENDED DECEMBER 31, 1996
  First Quarter................................................................................  $    6.50  $    9.13
  Second Quarter...............................................................................       7.75      20.38
  Third Quarter................................................................................       8.63      14.75
  Fourth Quarter...............................................................................       7.88      11.13
YEAR ENDED DECEMBER 31, 1997
  First Quarter................................................................................       8.50      12.63
  Second Quarter...............................................................................       8.38      11.50
  Third Quarter................................................................................       9.88      14.00
  Fourth Quarter...............................................................................       8.25      11.63
YEAR ENDED DECEMBER 31, 1998
  First Quarter................................................................................       9.88      12.50
  Second Quarter (through June 22, 1998).......................................................       9.63      12.25

    On June 9, 1998, the last full trading day prior to the public announcement by the Company that it was in discussions for the sale of the Company in a transaction that would offer $11.50 per Share in cash, the reported closing bid price per Share as reported on the Nasdaq National Market was $11.38.

    On June 16, 1998, the last full trading day prior to the public announcement of the execution of the Merger Agreement, the reported closing bid price per Share as reported on the Nasdaq National Market was $10.75. On June 22, 1998, the last full trading day prior to commencement of the Offer, the reported closing bid price per Share as reported on the Nasdaq National Market was $11.19. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

    DIVIDENDS.

    Purchaser has been advised by the Company that the Company did not pay dividends on its Shares during the years ended March 31, 1998 or 1997. Further, the Amended and Restated Credit Agreement among the Company, certain of its subsidiaries and NationsBank, N.A. restricts the payment of dividends to holders of Shares. The Merger Agreement prohibits the Company from declaring or paying any dividends until the effectiveness of the Merger.

7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; STOCK QUOTATION, MARGIN REGULATIONS, AND EXCHANGE ACT REGISTRATION

    MARKET FOR SHARES. The purchase of Shares by Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public.

    STOCK QUOTATION. The Shares are listed on the Nasdaq National Market. According to published guidelines of the Nasdaq National Market, the Shares might no longer be eligible for quotation on the Nasdaq National Market if, among other things, either (i) the number of Shares publicly held was less than 750,000, there were fewer than 400 holders of round lots, the aggregate market value of publicly held Shares was less than $5,000,000, net tangible assets were less than $4,000,000 and there were fewer than two registered and active market makers for the Shares, or (ii) the number of Shares publicly held was less than 1,100,000, there were fewer than 400 holders of round lots, the aggregate market value of publicly held Shares was less than $15,000,000, and either (x) the Company's market capitalization was less than $50,000,000 or (y) the total assets and total revenue of the Company for the most recently completed fiscal year or two of the last three most recently completed fiscal years did not exceed $50,000,000 and there were fewer than four registered and active market makers. Shares held directly or indirectly by directors, officers or beneficial owners of more than 10% of the Shares are not considered as being publicly held for this purpose. According to the Company, as of June 15, 1998, there were 21,469,754 Shares outstanding held of record by 288 holders (not including beneficial holders of shares in street name).

    If the Shares were to cease to be quoted on the Nasdaq National Market, the market for the Shares could be adversely affected. It is possible that the Shares would be traded or quoted on other securities exchanges or in the over-the-counter market, and that price quotations would be reported by such exchanges or through the National Association of Securities Dealers Automated Quotation System, Inc. ("Nasdaq"). The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of stockholders and/or the aggregate market value of the Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act and other factors.

    MARGIN REGULATIONS. The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, the Shares might no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board's margin regulations in which event the Shares would be ineligible as collateral for margin loans made by brokers.

    EXCHANGE ACT REGISTRATION. The Shares are currently registered under the Exchange Act. Such registration may be terminated by the Company upon application to the SEC if the outstanding Shares are not listed on a national securities exchange and if there are fewer than 300 holders of record of Shares. Termination of registration of the Shares under the Exchange Act would reduce the information required to be furnished by the Company to its stockholders and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirement to furnish a proxy statement in connection with stockholders' meetings pursuant to
Section 14(a) and the related requirement to furnish an annual report to stockholders, no longer applicable with respect to the Shares. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for Nasdaq reporting or for continued inclusion on the Federal Reserve Board's list of "margin securities." Purchaser intends to seek to cause the Company to apply for termination of registration of the Shares as soon as possible after consummation of the Offer if the requirements for termination of registration are met.

8. CERTAIN INFORMATION CONCERNING THE COMPANY

    The Company is a Delaware corporation with its principal executive offices located at 623 Welsh Run Road, Guildford Farm, Ruckersville, Virginia 22968. The Company has described its business in publicly available information in the manner set forth below.

    The Company is a leading independent manufacturer of compact discs ("CD") and digital versatile discs (commonly referred to as "DVD") for distribution in North America, the United Kingdom and continental Europe. The Company focuses its marketing efforts primarily on independent record labels, multimedia and game software developers, personal computer hardware and peripheral manufacturers and the entertainment industry. The Company meets customer expectations by providing high quality products at a competitive price within a short turnaround time.

    Set forth below is certain summary consolidated financial information for each of the Company's last two fiscal years for the period ended March 31, 1997 as contained in the Company's 1997 Annual Report on Form 10-K (the "Form 10-K") and for the nine months ended December 31, 1996 and 1997, as contained in the Company's Quarterly Report on Form 10-Q for the quarters ended December 31, 1996 and 1997. More comprehensive financial information is included in such reports (including management's discussion and analysis of financial condition and results of operations) and other documents filed by the Company with the SEC, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained therein. Copies of such reports and other documents may be examined at or obtained from the SEC in the manner set forth below.

                         NIMBUS CD INTERNATIONAL, INC.
                      SELECTED CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                         YEAR ENDED          NINE MONTHS ENDED
                                                                         MARCH 31,              DECEMBER 31,
                                                                   ----------------------  ----------------------
                                                                      1996        1997        1996        1997
                                                                   ----------  ----------  ----------  ----------
OPERATING DATA:
  Net sales......................................................  $  118,245  $  129,470  $  100,942  $  102,243
  Gross profit...................................................      34,436      37,509      30,238      30,361
  Restructuring charge(1)........................................                   6,014
  Operating income...............................................      21,447      16,032      18,857      17,470
  Net income(2)..................................................       7,507       9,175      11,066      11,257
  Earnings per Share (diluted)...................................  $     0.53  $     0.40  $     0.48  $     0.49
  Weighted average Shares outstanding (diluted)..................      22,799      23,007      23,011      22,957

FINANCIAL POSITION:
  Total assets...................................................  $   90,753  $  108,272  $  113,265  $  131,865
  Total debt.....................................................      26,131      25,999      29,924      28,614
  Stockholders' equity...........................................      43,066      52,422      54,565      63,468
  Working capital................................................      16,187      10,170      14,467       9,360

------------------------

(1) The results of operations for fiscal 1997 include a charge of $6.0 million for costs associated with the closure of the Company's Sunnyvale, California facility, as part of a program to reduce overhead costs and improve operating efficiencies. The restructuring charge included severance and related benefit payments of $453, commitments to third parties of $929, write-off of intangible and other assets of $3,027, the write-down of excess production and other fixed assets of $1,350, and other unusual expenses of $75. During fiscal 1998, the Company reversed $664 of its restructuring reserve as a result of the completion of the restructuring plan at less than the originally estimated cost.

(2) In fiscal 1996, the Company refinanced its outstanding debt and incurred on extraordinary charge of $4,183 ($2,952 net of tax) on the debt extinguishment.

    On May 21, 1998, the Company publicly reported the following unaudited selected financial results for the fiscal year ended March 31, 1998: Sales of $132,340,000; Gross profit of $38,303,000; Restructuring charge of $(664,000);
Operating income of $21,333,000; Net income of $13,812,000; and Earnings per Share (on a diluted basis based on a weighted average of Shares outstanding of 22,964,000) of $0.60. In addition, as at March 31, 1998, the Company reported:
Current assets of $45,986,000; Total assets of $131,302,000; Current liabilities of $30,713,000; Total debt of $25,893,000; and Stockholders' equity of $66,294,000.

    Except as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase has been taken from or based upon publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by reference thereto. Although Parent, Purchaser, the Information Agent and the Dealer Manager have no knowledge that would indicate that any statements contained herein based on such documents and records are untrue, Parent, Purchaser, the Information Agent and the Dealer Manager cannot take responsibility for the accuracy or completeness of the information contained in such documents and records, or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Parent, Purchaser, the Information Agent or the Dealer Manager.

    In the course of the discussions between Company management, Purchaser and Parent, Purchaser and Parent were provided with certain financial information and projections prepared by Company management showing Sales increasing to $223,560,000 and Net Income increasing to $23,224,000 in the year ending March 31, 2001.

    The Company has advised Purchaser and Parent that (i) it does not, as a matter of course, make public forecasts as to future revenues or profits and
(ii) the foregoing projections were based on estimates and assumptions that are inherently subject to significant economic and competitive uncertainties, all of which are difficult to predict and many of which are beyond the Company's control. Accordingly, there can be no assurance that the projected results can be realized or that actual results will not be materially higher or lower than those projected. The projections were not prepared with a view to public disclosure or compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. None of the Company, Parent or Purchaser or their respective advisors assumes any responsibility for the accuracy of the projections. The inclusion of the foregoing projections should not be regarded as an indication that the Company, Parent, Purchaser or any other person who received such information considers it an accurate prediction of future events. Neither the Company nor Purchaser intends to update, revise or correct such projections if they become inaccurate (even in the short term).

    CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION. For purposes of the Private Securities Litigation Reform Act of 1995, Parent and Purchaser have identified the following important factors which could cause the Company's actual results to differ materially from the foregoing projections: (i) the effect of changing optical media technology and the possibility that, over time, optical media technology could be replaced by another form of information storage and retrieval technology, (ii) the dependence of the Company's growth prospects on the development of new technologies that achieve market acceptance and create new demand for optical media and related services and (iii) the highly competitive nature of the optical media manufacturing industry which may adversely affect prices for optical media and other aspects of the Company's business.

    AVAILABLE INFORMATION. The Company is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities, any material interests of such persons in transactions with the Company and other matters is required to be disclosed in proxy statements distributed to the

Company's stockholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference room at the SEC's offices at 450 Fifth Street, N.W., Washington, D.C., 20549 and also should be available for inspection and copying at the regional offices of the SEC located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60611. Copies may be obtained, by mail, upon payment of the SEC's customary charges, by writing to its principal office at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and can be obtained electronically on the SEC's Website at http://www.sec.gov.

9. CERTAIN INFORMATION CONCERNING PURCHASER AND PARENT

    Purchaser is a Delaware corporation and, except as described in this Offer to Purchase, to date has engaged in no activities other than those incident to its formation and the commencement of the Offer. Purchaser is an indirect wholly owned subsidiary of Parent. The principal offices of Purchaser are located at Brandywine Corporate Center, 650 Naamans Road, Suite 117, Claymont, Delaware 19703.

    Parent is an English public limited company. Parent's principal executive offices are located at 25 Knightsbridge, London SW1X 7RZ. Parent is principally involved in television broadcasting and program production and in production and manufacturing activities for the video, feature film and television industries. The business is carried out primarily by Parent's wholly owned subsidiaries in the United Kingdom ("UK"), the United States ("U.S.") and continental Europe. These subsidiaries form a grouping of complementary activities within the television and screen-based entertainment industry, particularly in the world's major markets of the U.S. and Europe.

    AVAILABLE INFORMATION. Additional information concerning Parent is set forth in Parent's Annual Report on Form 20-F (Parent's "Form 20-F") for the year ended September 30, 1997, a copy of which may be obtained from the SEC in the manner set forth with respect to information concerning the Company in Section 8.

    Set forth below is certain summary consolidated financial information of Parent. More comprehensive financial information is included in Parent's Form 20-F (including management's discussion and analysis of financial condition and results of operations) and other documents filed by Parent with the SEC, and the following summary is qualified in its entirety by reference to Parent's Form 20-F and other documents and all of the financial information and notes contained therein. Copies of such reports and other documents may be examined at or obtained from the SEC in the manner set forth above.

                           CARLTON COMMUNICATIONS PLC
                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                                       FOR THE PERIOD ENDED SEPTEMBER 30,
                                                         --------------------------------------------------------------
                                                              1995             1996             1997          1997(1)
                                                         ---------------  ---------------  ---------------  -----------
                                                         (POUNDS/PENCE)   (POUNDS/PENCE)   (POUNDS/PENCE)    (DOLLARS)
INCOME STATEMENT DATA:
UK GAAP
Net sales..............................................      L1,579.6         L1,677.5         L1,749.7      $ 2,820.0
Operating income.......................................         248.5            291.0            317.9          512.4
Income before taxes and minority interests.............         246.7            295.1            316.3          509.8
Net income.............................................         165.2            197.6            212.2          342.0
Per Ordinary Share Data:
    Net income(3)......................................          26.1p            31.6p            33.2p          0.54
    Fully diluted net income...........................          24.0p            28.4p            30.1p          0.49
    Dividend(2)........................................          11.8p            13.9p            15.5p          0.25

U.S. GAAP
Net income.............................................         L83.7            L85.4           L126.3      $   203.6
Per Ordinary Share Data:
    Net income (3).....................................          14.5p            14.7p            21.1p          0.34
Per ADS data:
    Net income.........................................          72.6p            73.5p           105.3p          1.70

                                                                                          AT SEPTEMBER 30,
                                                                         --------------------------------------------------
                                                                            1995         1996         1997        1997(1)
                                                                         -----------  -----------  -----------  -----------
                                                                          (POUNDS)     (POUNDS)     (POUNDS)     (DOLLARS)
BALANCE SHEET DATA:
UK GAAP
Working capital........................................................      L442.0       L484.7       L533.8    $   860.3
Total assets...........................................................     1,298.3      1,355.6      1,632.9      2,631.7
Long-term debt.........................................................       222.6        224.4        327.7        528.2
Shareholders' equity...................................................       467.3        529.3        550.4        887.1

U.S. GAAP
Total assets...........................................................     2,600.1      2,631.4      2,999.6      4,834.5

Ordinary shareholders' equity..........................................     1,396.9      1,445.5      1,569.5      2,529.6
Preference shareholders' equity........................................       407.3        399.9        392.3        632.3
                                                                         -----------  -----------  -----------  -----------
Total shareholders' equity.............................................    L1,804.2     L1,845.4     L1,961.8    $ 3,161.9
                                                                         -----------  -----------  -----------  -----------
                                                                         -----------  -----------  -----------  -----------

------------------------

(1) See the description of certain differences between UK GAAP and U.S. GAAP set forth below. Pounds Sterling (L) are translated into U.S. Dollars at L1 = $1.6117, the Noon Buying Rate of the Federal Reserve Bank of New York on September 30, 1997. The presentation of the U.S. Dollar amounts should not be construed as a representation that the Pounds Sterling amounts could be so converted into U.S. Dollars at the rate indicated or at any other rate.

(2) Dividend per share data include the tax credit equivalent to United Kingdom Advance Corporation Tax.

(3) Amounts per Ordinary Share were restated to give effect to a capitalization issue effective as of February 26, 1996. There has been no effect on the amounts per ADS, each ADS now representing five Ordinary Shares. Prior to February 26, 1996, each ADS represented two Ordinary Shares.

    On May 20, 1998, Parent publicly reported the following unaudited selected financial results for the six-month period ended March 31, 1998 as compared to the following previously reported financial results for six-month period ended March 31, 1997: Pretax profit of L165.7 million (approximately $277.8 million) as compared to L158.6 million (approximately $260.9 million) in 1997; Sales of L920.6 million (approximately $1,543.4 million) as compared to L896.0 million (approximately $1,473.7 million) in 1997; and Earnings per Ordinary Share of 17.6p (approximately $0.30) as compared to 16.6p (approximately $0.27) in 1997. For purposes of the foregoing, Pounds Sterling (L) amounts for and as of the six months ended March 31, 1998 and March 31, 1997 are translated into U.S. Dollars at L1 = $1.6765 and L1 = $1.6448, the respective Noon Buying Rates of the Federal Reserve Bank of New York as of such dates. The presentation of the U.S. Dollar amounts should not be construed as a representation that the Pounds Sterling amounts could be so converted into U.S. Dollars at the rate indicated or at any other rate.

    Parent's financial statements are prepared in accordance with generally accepted accounting principles in the UK ("UK GAAP"), which differ in certain significant respects from generally accepted accounting principles in the US ("U.S. GAAP"). Parent, however, believes that the differences between UK GAAP and U.S. GAAP are not material to a decision by a holder of Shares whether to sell, tender or hold the Shares. The material differences relate principally to the following items.

    GOODWILL AND U.S. PURCHASE ACCOUNTING. Under UK GAAP, Parent has charged goodwill arising on business combinations treated as purchases directly to reserves. If an acquired business is subsequently sold, the full amount of the original purchased goodwill is charged to income in determining the gain or loss on disposal. Under U.S. GAAP, intangibles, including goodwill, in respect of business combinations treated as purchases would be charged against income over their estimated lives. Any unamortized intangible or goodwill relating to a business sold in the year is written off in determining the profit or loss on disposal.

    ORDINARY SHARE DIVIDENDS. Under UK GAAP, final Ordinary Share dividends are provided for in the fiscal year in respect of which they are recommended by the Board of Directors for approval by the shareholders. Under U.S. GAAP, such dividends are not provided for until the fiscal year in which they are approved by the shareholders.

    INTANGIBLE ASSETS. In its UK GAAP accounts, Parent has deferred its pre-transmission revenue expenditure (excluding programming) in respect of its Television division, and will charge such amounts to the profit and loss account over the initial 10 year license period ending December 31, 2002. In presenting amounts under U.S. GAAP, expenditures have been charged to the profit and loss account as incurred. Under UK GAAP, Parent's Rank Film Library is being amortized to an estimated net residual value over 20 years, whereas under U.S. GAAP, the Rank Film Library is being amortized to Lnil over the same period.

    DEFERRED TAXES. Under UK GAAP, deferred taxes are only accounted for to the extent that liabilities or benefits are expected to crystallize within the foreseeable future. Under U.S. GAAP, in accordance with SFAS 109, deferred taxes are accounted for on all temporary differences and a valuation adjustment is established in respect of those deferred tax assets where it is more likely than not that some portion will not be realized.

    PENSION COSTS. Differences between the UK and U.S. GAAP figures arise from the requirement to use different actuarial methods and the method of amortizing surpluses or deficits.

    PROGRAM PRODUCTION AND DEVELOPMENT. Under UK GAAP, program production costs and acquired program costs are written off fully when the material is first transmitted. Under U.S. GAAP costs would be written off over the expected useful life of the material, using the income forecast method.

    INVESTMENTS. Under UK GAAP, Parent accounts for fixed asset investments other than associated companies at cost less any amounts written off to reflect a permanent diminution in value. Under U.S.

GAAP, SFAS 115 "Accounting for Certain Investments in Debt and Equity Securities" requires such investments to be held at fair value, but with gains and losses excluded from earnings and treated as a separate component of shareholders' equity.

    AMORTIZATION OF PREFERENCE SHARE PREMIUM OVER REDEMPTION. Parent's 5.5p Preference Shares were issued at L1.225 per share at a premium over the redemption price of L1.00, resulting in a total premium of L47 million. Under UK GAAP, the amortization of this premium is credited against the annual cash cost of the 5.5p Preference Share dividends over the period to the first redemption date in the year 2000 when redemption is entirely at Parent's discretion. Under U.S. GAAP, amortization of the premium to redemption would not be dealt with as an adjustment to dividends on Preference Shares; rather it would be treated as a movement in retained earnings.

    STOCK COMPENSATION. Under UK GAAP, Parent accounts for stock options upon exercise as an increase in Parent's share capital and share premium accounts for the amount of proceeds received. Under U.S. GAAP, in accordance with Financial Accounting Standards Board Statement No. 123 "Accounting for Stock-Based Compensation" ("SFAS 123"), a fair value-based method of accounting for employee stock-based awards is applied. Under SFAS 123, compensation cost is measured at the rate awards are granted and is recognized through charges to expense over the employees' service period. In applying SFAS 123, Parent has estimated the fair value of options granted, using the Black-Scholes option pricing model with the following assumptions: (i) Risk-free rate of return of 7.43%, (ii) Expected life of options of 7 years, (iii) Weighted average fair value of options granted in the year ended September 30, 1997 of L2.1 million, (iv) Expected dividend yield of 2% and (v) Expected stock volatility of 35%.

    Statements Purchaser and Parent may publish, including those in this Offer to Purchase, that are not strictly historical are "forward-looking" statements. Although Purchaser and Parent believe the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be realized. Forward-looking statements involve known and unknown risks which may cause Parent's actual results and corporate developments to differ materially from those expected. Factors that could cause results and developments to differ materially from Purchaser's and Parent's expectations include, without limitation, changes in manufacturing and shipment schedules, delays in completing plant construction and acquisitions, currency exchange rates, new product and technology developments, competition within each business segment, cyclicality of the markets for the products of a major segment, litigation, significant cost variances, the effects of acquisitions and divestitures and other risks described from time to time in Parent's SEC reports including annual reports on Form 20-F.

    The name, citizenship, business address, present principal occupation, and material positions held during the past five years of each of the directors and executive officers of Parent and Purchaser are set forth in Schedule A to this Offer to Purchase.

    Except as set forth in Sections 10 and 11, neither Purchaser nor Parent, nor, to the best of their knowledge, any of the persons listed in Schedule A hereto nor any associate or majority-owned subsidiary of any of the foregoing, beneficially owns or has a right to acquire any equity securities of the Company. Neither Purchaser nor Parent, nor, to the best of their knowledge, any of the persons or entities referred to above, nor any director, executive officer or subsidiary of any of the foregoing, has effected any transaction in such equity securities during the past 60 days.

    Except as set forth in Sections 10 and 11, neither Purchaser nor Parent, nor, to the best of their knowledge, any of the persons listed in Schedule A hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as set forth in Sections 10 and 11, there have been no contacts, negotiations or transactions since April 1, 1995 between Purchaser or Parent, or, to the best of their knowledge, any of the persons listed in Schedule A hereto, on the one hand, and the

Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets. Except as described in Sections 10 and 11, neither Purchaser nor Parent, nor, to the best of their knowledge, any of the persons listed in Schedule A hereto, has since April 1, 1995 had any transaction with the Company or any of its executive officers, directors or affiliates that would require disclosure under the rules and regulations of the SEC applicable to the Offer.

10. BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY; THE STOCKHOLDERS AGREEMENT; OTHER AGREEMENTS.

    In late January 1997, representatives of Parent met with senior officers and representatives of the Company and representatives of Berenson Minella & Company ("Berenson Minella"), the Company's financial advisers, at the Company's office in Charlottesville, Virginia and discussed, among other things, certain strategic alternatives available to their respective companies.

    On December 10, 1997, senior officers of Technicolor Videocassette, Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Parent ("Technicolor"), met with representatives of Berenson Minella, to discuss whether or not the Company would be receptive to an acquisition proposal. At such time Technicolor entered into a confidentiality agreement with the Company. The next day, the senior officers of Technicolor visited the Company's offices in Charlottesville and met with Lyndon Faulkner and Steven Minkel, the President and Chief Executive Officer and the Executive Vice President and Chief Financial Officer, respectively, of the Company and were given presentations by various officers of the Company regarding the Company and its businesses.

    Later that month, Mr. Faulkner and Howard Nash, who is European Managing Director of a subsidiary of the Company, visited Parent's offices in London and met with senior officers of Parent. In early January 1998, Mr. Faulkner and Mr. Minkel visited Parent's offices in London and met with several directors and officers of Parent and Technicolor and made presentations regarding the Company and its business. In mid-January representatives of Parent, Lazard Freres & Co. LLC ("Lazard Freres"), financial adviser to Parent and Purchaser, and Technicolor met with representatives of the Company and Company's financial advisor in Charlottesville to conduct due diligence. Thereafter, various officers and directors of Parent and Technicolor visited certain of the Company's facilities and conducted additional due diligence on the Company and its business.

    On January 29, 1998, senior directors and executive officers of Parent met with representatives of certain stockholders of the Company affiliated with McCown De Leeuw & Co., Inc. and Behrman Capital and representatives of Berenson Minella and Lazard Freres in New York, New York. At such meeting the representatives of such stockholders advised the representatives of Parent that they would only consider a sale of their Shares as part of a sale of the entire Company. From January 29, 1998 to June 3, 1998, negotiations between representatives of such stockholders and Parent continued, culminating in a meeting on June 3, 1998 in New York, where such stockholders and, subject to completion of its due diligence investigation, Parent, agreed to favorably consider, subject to definitive documentation, a transaction pursuant to which Parent would enter a merger agreement with the Company providing for a first step tender offer for all outstanding Shares at $11.50 net per Share with a second step merger in which any remaining Shares would be cashed out at the same price and such stockholders would enter into a separate agreement pursuant to which they would agree to tender (and not withdraw) their Shares pursuant to such tender offer.

    On June 5 and June 6, 1998 representatives of Parent and Technicolor visited the Company's offices in Charlottesville to conduct additional due diligence on the Company. From June 8 to June 16, 1998, representatives and counsel to Parent, Purchaser, the Company and the Selling Stockholders negotiated the terms and conditions of the Merger Agreement and the Stockholders Agreement.

    On June 10, 1998, the Company announced that it "is in discussions for the sale of the Company in a transaction which would offer $11.50 per common share in cash." The Company stated that "there could be no assurance that any transaction would result from such discussions."

    On June 16, 1998, the Board of Purchaser authorized representatives of Purchaser and an authorized committee of Parent's Board authorized representatives of Parent to enter into the Merger Agreement and the Stockholders Agreement. On the same day, the Company's Board authorized representatives of the Company to execute the Merger Agreement. At the request of Parent and Purchaser, Mr. Faulkner and Mr. Minkel also agreed to become parties to the Stockholders Agreement. The Merger Agreement and the Stockholders Agreement were executed later that day and the transaction was publicly announced the next morning.

    To the extent any of the foregoing information describes events at which neither Parent nor Purchaser or their representatives or advisors were present, it is based on information provided by the Company.

    THE STOCKHOLDERS AGREEMENT. As a condition and inducement to Parent's and Purchaser's willingness to enter into the Merger Agreement and incur the liabilities therein, concurrently with the execution and delivery of the Merger Agreement, the Selling Stockholders entered into a Stockholders Agreement. In the Stockholders Agreement, the Selling Stockholders have represented that they own, in the aggregate, 9,373,322 Shares (or approximately 44% of the outstanding Shares).

    Each Selling Stockholder has agreed, as promptly as practicable (and in no event later than the tenth day (or if such day is not a business day, the next succeeding business day immediately thereafter) after commencement of the Offer), to validly tender (and not to withdraw) pursuant to and in accordance with the terms of the Offer (provided that the Offer is not amended in a manner prohibited by the Merger Agreement), in a timely manner for acceptance by Purchaser, the number of Shares set forth opposite such Stockholder's name on the signature pages of the Stockholders Agreement (the "Existing Shares").

    Each Selling Stockholder has also agreed that if (i) at any time prior to the expiration or termination of the Offer, (A) any Person shall have become the beneficial owner of 50% or more of the outstanding Shares or (B) any Person makes or publicly announces an intention to make an Acquisition Proposal (as defined herein) or (C) the Company enters into an agreement with any Person with respect to an Acquisition Proposal and (ii) at any time (x) in the case of (A) within one year thereafter, (y) in the case of (B), within the period ending on the thirtieth day after the withdrawal of such Acquisition Proposal, unless such Person or any of its affiliates shall have entered into an Agreement with the Company or any one or more Selling Stockholders or their respective affiliates regarding an Acquisition Proposal or have publicly announced a new or amended Acquisition Proposal (in which event the termination of such period shall be tolled) and (z) in the case of (C), within the period ending on the thirtieth day after the termination of such agreement, unless such Person or any of its affiliates shall have entered into a new or amended agreement with the Company or any one or more Selling Stockholders or their respective affiliates regarding an Acquisition Proposal or have made or publicly announced an intention to make an Acquisition Proposal (in which event the termination of such period shall be tolled), such Selling Stockholder sells or otherwise transfers or disposes of any of such Selling Stockholder's Existing Shares or any other Shares of which such Selling Stockholder becomes the owner prior to the date of such sale or other transfer or disposition or any Shares that such Selling Stockholder currently has the right to acquire then, such Selling Stockholder shall, as promptly as practicable (but in any event within two business days after the later of the date of such sale or other transfer or disposition, provided, that, if the fair market value of any portion of the consideration is subject to the alternative process for determination of its fair market value set forth in the Stockholders Agreement, the payment relating to such portion of the consideration shall be made no later than two business days after the date of agreement or such determination) pay to Purchaser (or its designee) by wire transfer of immediately available funds an amount in cash equal to the product of (i) the number of such Shares so sold or otherwise transferred and (ii) the positive difference between the value of the consideration per Share paid pursuant to such sale or other transfer or disposition (as determined pursuant to the terms of the Stockholders Agreement) and $11.50.

    Each Selling Stockholder has agreed that prior to the termination of the Stockholders Agreement such Selling Stockholder shall not (i) except as contemplated by the Offer or the Stockholders Agreement, directly or indirectly, offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of such Stockholder's Shares or any interest therein; (ii) grant any proxies or powers of attorney, deposit any Shares into a voting trust or enter into a voting agreement with respect to any Shares; or (iii) take any action that would make any representation or warranty of such Stockholder contained in the Stockholders Agreement untrue or incorrect or have the effect of preventing or disabling such Stockholder from performing such Stockholder's obligations under the Stockholders Agreement. Such Stockholder has further agreed that such Stockholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of such Stockholder's Shares, unless such transfer is made to Purchaser in compliance with the Offer or the Stockholders Agreement.

    Each Selling Stockholder has agreed that until the first to occur of (i) the Effective Time (as hereinafter defined) and (ii) the termination of the Stockholders Agreement pursuant to Section 8 thereof, at any meeting of the holders of Shares, however called, or in connection with any written consent of the holders of Shares, such Stockholder shall vote (or cause to be voted) the Shares owned by such Stockholder (i) in favor of the Merger and each of the other actions contemplated by the Merger Agreement and the Stockholders Agreement and any actions required in furtherance thereof; (ii) against any action or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or of such Stockholder under the Stockholders Agreement; and (iii) except as otherwise agreed to in writing in advance by Parent, against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement): (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or its subsidiaries; (B) a sale, lease or transfer of a material amount of assets of the Company or its subsidiaries, or a reorganization, recapitalization, dissolution or liquidation of the Company or its subsidiaries; or (C) (1) any change in a majority of the persons who constitute the board of directors of the Company; (2) any change in the present capitalization of the Company or any amendment of the Company's Certificate of Incorporation or By-laws; (3) any other material change in the Company's corporate structure or business; or (4) any other action involving the Company or its subsidiaries which is intended, or could reasonably be expected, to prevent, impede, interfere with, delay, postpone, or materially adversely affect the Offer, the Merger or the consummation of the transactions contemplated by the Stockholders Agreement and the Merger Agreement. No Stockholder shall enter into any agreement or understanding with any Person or entity the effect of which would be to violate the provisions and agreements contained in Section 3 of the Stockholders Agreement.

    EMPLOYMENT AGREEMENTS OF MESSRS. FAULKNER AND MINKEL. Concurrent with the signing of the Merger Agreement, Messrs. Faulkner and Minkel (the "Executives") entered into employment agreements (the "Employment Agreements") with Purchaser. The period of employment, during which salary and benefits shall be provided (the "Period of Employment"), will begin at the effective time of the Merger (the "Effective Time") and will end on the third anniversary of the Effective Time. The Period of Employment will be extended automatically each day by one day beginning on the second anniversary of the Employment Agreement until a date which is one year following the date on which the notice of termination is delivered. Pursuant to his agreement, Mr. Faulkner will serve as President and Chief Executive Officer of the Surviving Corporation at an annual salary of $300,000 and will be eligible for a maximum annual bonus of up to 40% of base salary. Mr. Minkel will serve as Executive Vice President, Chief Financial Officer and Secretary of the Surviving Corporation at an annual salary of $250,000 and will be eligible for a maximum annual bonus of up to 30% of base salary.

    Each Executive will be eligible to participate in a Long Term Incentive Plan (the "LTIP") which provides awards of one year's base salary conditioned upon certain financial results which would be payable in three tranches in November of 2001, 2002, and 2003, respectively. The LTIP also provides a super bonus of three years' base salary payable in November 2004 if certain financial goals to be determined by the Compensation Committee of the Board of Directors of Technicolor are met. In the event that either Executive agrees to relocate to Technicolor's offices, the Surviving Corporation shall reimburse the Executive's reasonable moving expenses, including reasonable travel expenses, all household moving expenses, all real estate expenses associated with selling the Employee's home and purchasing a new home, up to six months of reasonable temporary living costs, and a cost of living salary adjustment if a recognized national survey shows the cost of living on the new location is on average more than 5% above the cost of living in the former location. The Executives shall be eligible to participate in the Surviving Corporation's employee benefit and executive compensation plans, and shall be entitled to four weeks vacation and reasonable sick leave. The Surviving Corporation will continue to make contributions for the benefit of Mr. Faulkner to the United Kingdom retirement scheme that he participated in prior to the Merger, on the condition that Mr. Faulkner shall not simultaneously be permitted to participate in any qualified retirement plan sponsored by the Surviving Corporation. The Surviving Corporation will also reimburse Mr. Faulkner for all reasonable expenses related to applications for U.S. citizenship for himself and his family.

    Upon the signing of the Employment Agreements, Purchaser requested that Parent grant, conditioned on the consummation of the Merger, each Executive a stock option (the "Stock Option") to purchase ordinary shares of Parent ("Ordinary Shares") pursuant to Parent's 1987 Incentive and Nonqualified Stock Option Plan for U.S. Employees and Directors. The Stock Option will permit the Executive to acquire that number of Ordinary Shares equal in amount to the result of dividing four times the Executive's base salary by the fair market value of an Ordinary Share on the date of the Employment Agreement. The Stock Option will become nonforfeitable and exercisable in three installments: (i) 60% on the day immediately preceding the third anniversary of the Effective Time;
(ii) 20% on the day immediately preceding the fourth anniversary of the Effective Time; and (iii) 20% on the day immediately preceding the fifth anniversary of the Effective Time. At the same time, each Executive also received options (the "Options") to purchase, at an exercise price equal to the fair market value on the date of grant, that number of Ordinary Shares equal to the profit (the "Spread") he would have received upon a specified percentage (40% for Mr. Faulkner and 30% for Mr. Minkel) of each tranche of his outstanding Company stock options with an exercise price equal to or lower than $11.50 per share, divided by the fair market value of an Ordinary Share on the date of the Employment Agreement. Each Executive agreed to cancel the same percentage of his Company options for no consideration. The Options will be fully vested and nonforfeitable and will become exercisable according to the following schedule:
(i) 40% on the first anniversary of the Effective Time; (ii) 30% on the second anniversary of the Effective Time; and (iii) 30% on the third anniversary of the Effective Time. The Options will become immediately exercisable upon the Executive's death, disability or termination of employment. Purchaser also granted each Executive a bonus (each a "Bonus") equal to their Spread, to be paid in instalments in the same percentages and on the same schedule as the Options become exercisable, each instalment of which shall be proportionately reduced if the price of Ordinary Shares drops below its fair market value as of the grant date of the Options. Each scheduled Bonus installment will continue to be paid to the Employee following his termination of employment with the Surviving Corporation, regardless of the reason for such termination.

    If the Executive's employment is terminated by the Surviving Corporation without Cause or if the Executive terminates for Good Reason (as those terms are defined in the Employment Agreements) during the Period of Employment, the Surviving Corporation will pay to the Executive a lump sum equal to the salary for the remainder of the Period of Employment, or if the remaining Period of Employment is less than one year, one year's salary.

    Copies of the Merger Agreement, the Stockholders Agreement and the Employment Agreements have been filed as Exhibits to the Schedule 14D-1 filed by Parent and Purchaser with the SEC and are available for inspection and copying at the principal office of the SEC in the manner set forth in Sections 8 and 9. The foregoing descriptions of these agreements are qualified in their entireties by reference to such documents.

11. PURPOSE OF THE OFFER; PLANS FOR THE COMPANY; THE MERGER.

    PURPOSE.

    The purpose of the Offer is to acquire for cash as many outstanding Shares as possible as a first step in acquiring the entire equity interest in the Company. If Purchaser acquires a majority of the outstanding Shares pursuant to the Offer, it will have the vote necessary under Delaware law to approve the Merger. Under the DGCL, if Purchaser owns at least 90% of the outstanding Shares, the Merger may be effected without the vote of the Company's stockholders. Therefore, if at least 19,322,779 Shares (or such greater number as may be necessary if options are exercised) are acquired pursuant to the Offer or otherwise, Purchaser will be able to and intends to effect the Merger without a meeting of holders of Shares.

    THE MERGER AGREEMENT.

    The Merger Agreement provides that as soon as practicable after the last of certain conditions set forth in the Merger Agreement is fulfilled or waived (subject to applicable law) but in no event later than the fifth business day thereafter, or on such other date as Parent and the Company shall mutually agree, Purchaser shall be merged into the Company. At the Effective Time, each issued and outstanding Share (other than (i) any Shares which are held by any subsidiary of the Company or in the treasury of the Company, or which are held, directly or indirectly, by Parent or any direct or indirect subsidiary of Parent (including Purchaser), all of which shall be canceled and none of which shall receive any payment with respect thereto and (ii) Shares held by Dissenting Stockholders) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and represent the right to receive the Merger Consideration.

    VOTE REQUIRED TO APPROVE MERGER. The DGCL requires, among other things, that the adoption of any plan of merger or consolidation of the Company must be approved by the Board of Directors of the Company and, if the "short form" merger procedure described below is not available, adopted by the holders of a majority of the Company's outstanding Shares. The Board of Directors of the Company has approved the Offer, the Merger and the Merger Agreement; consequently, the only additional action of the Company that may be necessary to effect the Merger is adoption of the Merger Agreement by such stockholders if the "short form" merger procedure described below is not available. Under the DGCL, the affirmative vote of holders of a majority of the outstanding Shares (including any Shares owned by Purchaser) is generally required to adopt the Merger Agreement. If Purchaser acquires, through the Offer or otherwise, voting power with respect to at least a majority of the outstanding Shares (which would be the case if the Minimum Condition were satisfied and Purchaser were to accept for payment Shares tendered pursuant to the Offer), it would have sufficient voting power to effect the Merger without the vote of any other stockholder of the Company. However, the DGCL also provides that if a parent company owns at least 90% of each class of stock of a subsidiary, the parent company can effect a short-form merger with that subsidiary without the action of the other stockholders of the subsidiary. Accordingly, if, as a result of the Offer or otherwise, Purchaser acquires or controls the voting power of at least 90% of the outstanding Shares, Purchaser could effect the Merger using the "short-form" merger procedures without prior notice to, or any action by, any other stockholder of the Company. In such a case, the Company has agreed under the Merger Agreement, subject to certain conditions thereof, at the request of Parent and Purchaser to take all necessary and appropriate action to cause the Merger to become effective, without a meeting of the Company's stockholders, in accordance with Section 253 of the DGCL.

    SECTION 203 OF THE DGCL. In general, Section 203 of the DGCL prevents an "Interested Stockholder" (defined generally as a person with 15% or more of a corporation's outstanding voting stock) of a Delaware corporation from engaging in a "Business Combination" (defined as a variety of transactions, including mergers, as set forth below) with such corporation for three years following the date such person became an Interested Stockholder unless (i) before such person became an Interested Stockholder, the Board of Directors of the corporation approved the transaction in which the Interested Stockholder became an Interested Stockholder or approved the Business Combination; (ii) upon consummation of the transaction which resulted in the Interested Stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation and by employee stock ownership plans that do not provide employees with the rights to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) following the transaction in which such person became an Interested Stockholder, the Business Combination is approved by the Board of Directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of two-thirds of the outstanding voting stock of the corporation not owned by the Interested Stockholder. However, Section 203 of the DGCL is inapplicable to the Merger Agreement because the Company has elected in its certificate of incorporation not to be governed by the provisions of Section 203.

    CONDITIONS TO THE MERGER. The respective obligations of each party to consummate the Merger are subject to the satisfaction or waiver (subject to applicable law) at or prior to the Effective Time of certain conditions set forth in the Merger Agreement, including: (a) to the extent required by applicable law, the Merger Agreement and the Merger shall have been approved and adopted by holders of a majority of the outstanding Shares in accordance with applicable law (if required by applicable law) and the Company's Certificate of Incorporation and By-Laws; (b) any waiting period (and any extension thereof) under the HSR Act applicable to the Merger shall have expired or been terminated; (c) no preliminary or permanent injunction or other order shall have been issued by any court or by any governmental or regulatory agency, body or authority which prohibits the consummation of the Offer or the Merger and the transactions contemplated by the Merger Agreement and which is in effect at the Effective Time; PROVIDED, HOWEVER, that, in the case of a decree, injunction or other order, each of the parties shall have used reasonable best efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any decree, injunction or other order that may be entered;
(d) no statute, rule, regulation, executive order, decree or order of any kind shall have been enacted, entered, promulgated or enforced by any court or governmental authority which prohibits the consummation of the Offer or the Merger or has the effect of making the purchase of the Shares illegal; and (e) Purchaser shall have accepted for payment and paid for a number of Shares tendered pursuant to the Offer that satisfies the Minimum Condition; provided that the foregoing clause (e) shall not be a condition to Parent's and Purchaser's obligation to consummate the Merger if Purchaser's failure to purchase any Shares violates the terms of the Offer.

    TERMINATION OF THE MERGER AGREEMENT. According to its terms, the Merger Agreement may be terminated and the transactions contemplated thereby may be abandoned, at any time prior to the Effective Time, whether before or after approval of the Merger by the Company's stockholders: (a) by mutual consent of the Company, on the one hand, and of Parent and Purchaser, on the other hand;
(b) by either Parent and Purchaser, on the one hand, or the Company, on the other hand, if any governmental or regulatory agency shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, Shares pursuant to the Offer or the Merger and such order, decree or ruling or other action shall have become final and nonappealable; (c) by Parent and Purchaser, on the one hand, or the Company, on the other hand, if the Effective Time shall not have occurred on or prior to September 30, 1998 (the "Outside Date"), unless the Effective Time shall not have occurred on or prior to the Outside Date because of a material breach of any representation, warranty, obligation, covenant, agreement or condition set forth in the Merger Agreement on the part of the party seeking to terminate the Merger Agreement; (d) by Parent and Purchaser, if the Offer is terminated or expires in accordance with its terms without Purchaser having purchased any Shares thereunder due to an event or occurrence which would result in a failure to satisfy any of the conditions set forth on Annex A to the Merger Agreement, unless any such failure shall have been caused by or resulted from the failure of Parent or Purchaser to perform in a material respect any covenant or agreement of either of them contained in the Merger Agreement or the breach by Parent or Purchaser in a material respect of any representation or warranty of either of them contained in the Merger Agreement; (e) by Parent and Purchaser, in the event that (A)(i) any one or more representations, warranties, covenants or agreements of the Company contained in the Merger Agreement that is qualified as to materiality shall be untrue, incorrect or breached in any respect except for such failures as would not be reasonably likely to have a material adverse effect on the Condition of the Company and its subsidiaries taken as a whole or (ii) any one or more of such representations, warranties, covenants or agreements that is not so qualified shall be untrue incorrect or breached in any material respect which, individually or in the aggregate, would be reasonably likely to have a material adverse effect on the Condition of the Company and its subsidiaries taken as a whole and, (B) in each case, cannot or has not been cured prior to the earlier of (i) 15 days after the giving of written notice of such breach to the Company and (ii) two business days prior to the date on which the Offer expires; (f) by the Company, if the Board of Directors of the Company determines that an Acquisition Proposal constitutes a Superior Proposal and the Board of Directors determines after consulting with independent outside counsel that a failure to terminate the Merger Agreement and enter into an agreement to effect the Superior Proposal would constitute a breach of its fiduciary duties; PROVIDED, HOWEVER, that the Company shall not be permitted to terminate the Merger Agreement pursuant to clause (f) unless it has provided Parent and Purchaser with two business days prior written notice of its intent to so terminate the Merger Agreement together with a reasonably detailed summary of the terms and conditions of such Superior Proposal; PROVIDED, FURTHER, that Parent shall receive the fees set forth below under "Fees and Expenses" immediately prior to any termination pursuant to clause (f) by wire transfer in same day funds; (g) by Parent and Purchaser, if (i) the Company or any of its subsidiaries or their Agents (as defined below) encourages, solicits or initiates the making of any Acquisition Proposal from any Person other than Parent or Purchaser or the Company or any of its subsidiaries or their Agents takes any other action to knowingly facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (other than as permitted by and taken in compliance with the provisions of the Merger Agreement described below under "No Solicitation of Other Offers"), (ii) the Company enters into any agreement with respect to or the making of an Acquisition Proposal or (iii) if the Company's Board of Directors shall have (A) failed to recommend to the Company's stockholders that such stockholders tender their Shares pursuant to the Offer and vote to approve and adopt the Merger Agreement or (B) amended, withdrawn or modified such recommendation in a manner adverse to Parent and Purchaser; (h) by the Company, in the event that (A)(x) any one or more representations, warranties, covenants or agreements of Parent or Purchaser contained in the Merger Agreement that is qualified as to materiality shall be untrue, incorrect or breached in any respect except where such failures are not reasonably likely to materially and adversely affect Parent's or Purchaser's ability to complete the Offer or Merger or (y) any one or more of such representations, warranties, covenants or agreements that is not so qualified shall be untrue, incorrect or breached which, individually or in the aggregate would be reasonably likely to materially and adversely effect Parent's or Purchaser's ability to complete the Offer or the Merger and (B) in each case cannot or has not been cured prior to the earlier of (x) 15 days after the giving of written notice of such breach to the Parent and Purchaser and (y) to the extent applicable, two business days prior to the date on which the Offer expires; (i) by the Company, if Parent or Purchaser shall have (x) failed to commence the Offer within 5 business days following the date of the Merger Agreement, (y) terminated the Offer or (z) failed to pay for Shares pursuant to the Offer on or prior to the earlier of (1) the fifth day after any Shares tendered in the Offer have been accepted for payment and (2) the Outside Date, unless in the case (x) or (y) such failure shall have been caused by or resulted from the failure of the Company to satisfy the Tender Offer Conditions set forth in Annex A or a material breach by the Company of any of its representations, warranties, covenants or agreements set forth in the Merger Agreement.

    FEES AND EXPENSES. The Merger Agreement provides that subject to the following, all costs and expenses incurred in connection with the Merger Agreement and the consummation of the transactions contemplated thereby shall be paid by the party incurring such costs and expenses. If (w) (i) the Offer shall have remained open for a minimum of at least 20 business days, (ii) after the date of the Merger Agreement and prior to December 31, 1998 any Person (other than Parent or Purchaser) shall have become the beneficial owner of 50% or more of the outstanding Shares and (iii) the Minimum Condition shall not have been satisfied and the Offer is terminated without the purchase of any Shares thereunder, or (x) Parent and Purchaser shall have terminated the Merger Agreement pursuant to Section 6.01(g) thereof, or (y) the Company shall have terminated the Merger Agreement pursuant to Section 6.01(f) thereof, then the Company, if requested by Purchaser, shall promptly, but in no event later than two days after the date of such request, pay Parent up to $2,000,000 to reimburse Purchaser for the documented fees and expenses of Parent and Purchaser related to the Merger Agreement, the transactions contemplated thereby and any related financing and an additional fee of $8,000,000, which amounts shall be immediately payable by wire transfer in same day funds; PROVIDED, HOWEVER, that if the Company shall have terminated the Merger Agreement pursuant to clause (f) as described above under "Termination of the Merger Agreement," such amounts shall be paid in accordance with the provisions of such section. If the Company fails to promptly pay the amounts due pursuant to these provisions of the Merger Agreement or clause (f) as described above under "Termination of the Merger Agreement," and, in order to obtain such payments, Parent or Purchaser commences a suit which results in a judgment against the Company for the fees set forth above, the Company shall pay to Parent and Purchaser its reasonably documented costs and expenses (including reasonably documented attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee at a rate equal to two percentage points over the prime rate of the Morgan Guaranty Trust Company of New York on the date such payment was required to be made.

    AMENDMENT OF THE MERGER AGREEMENT. Subject to applicable law, the Merger Agreement may be amended, modified and supplemented in writing by the parties thereto in any and all respects before the Effective Time (notwithstanding any stockholder approval), by action taken by the respective Boards of Directors of Parent, Purchaser and the Company or by the respective officers authorized by such Boards of Directors; PROVIDED, HOWEVER, that after any such stockholder approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval.

    TREATMENT OF OPTIONS. The Merger Agreement provides that prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, any Committee thereof) shall adopt appropriate resolutions and use its reasonable best efforts to take all other actions necessary to (i) provide for the cancellation, effective at the Effective Time of all the outstanding stock options and other rights to purchase Shares ("Options") and (ii) terminate, as of the Effective Time, the Company's stock option plans and any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any of its subsidiaries (collectively, the "Stock Incentive Plans") and (iii) amend, as of the Effective Time, the provisions in any U.S. or Foreign Employee Benefit Plan providing for the issuance, transfer or grant of any capital stock of the Company or any of its subsidiaries or any interest in respect of any capital stock of the Company or its subsidiaries to provide that there shall be no continuing rights to acquire, hold, transfer or grant any capital stock of the Company or its subsidiaries or any interest in the capital stock of the Company or its subsidiaries. Immediately prior to the Effective Time, the Company shall use its reasonable best efforts to ensure that (i) each Option, whether or not then vested or exercisable, shall no longer be exercisable for the purchase of Shares but shall entitle each holder thereof, in cancellation and settlement therefor, to payments by the Company in cash (subject to any applicable withholding taxes, the "Cash Payment"), at the Effective Time, equal to the product of (x) the total number of Shares subject to such Option whether or not then vested or exercisable and (y) the excess of the Merger Consideration over the exercise price per Share subject to such Option, each such Cash Payment to be paid to each holder of an outstanding Option at the Effective Time and (ii) each Share previously issued in the form of grants of restricted stock or grants of contingent shares shall fully vest in accordance with their respective terms. In addition, any outstanding stock appreciation rights or limited stock appreciation rights shall be canceled immediately prior to the Effective Time without any payment or other consideration therefor. The Merger Agreement further provides that the Company shall use its reasonable best efforts to ensure that the Stock Incentive Plans shall terminate as of the Effective Time. The Company will take all necessary steps to ensure that neither the Company nor any of its subsidiaries is or will be bound by any Options, other options, warrants, rights or agreements which would entitle any Person, other than Parent or its affiliates, to own any capital stock of the Surviving Corporation or any of its subsidiaries or to receive any payment in respect thereof. The Company will use its reasonable best efforts to obtain all necessary consents to ensure that after the Effective Time, the only rights of the holders of Options to purchase Shares in respect of such Options will be to receive the Cash Payment in cancellation and settlement thereof. Notwithstanding any other provision of Section 2.07 of the Merger Agreement to the contrary, payment of the Cash Payment may be withheld with respect to any Option until the necessary consents are obtained.

    DIRECTORS' AND OFFICERS' INSURANCE; INDEMNIFICATION. The Merger Agreement requires that from and after the Effective Time, the Surviving Corporation shall (or, if necessary, Parent shall take all necessary actions to) ensure that the Certificate of Incorporation and By-laws of the Surviving Corporation contain the provisions with respect to indemnification and exculpation from liability set forth in the Company's Certificate of Incorporation and By-Laws on the date of the Merger Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who on or prior to the Effective Time were directors, officers, employees or agents of the Company, unless such modification is required by law. For six years from the Effective Time, the Surviving Corporation shall either (x) maintain in effect the Company's directors' and officers' liability insurance covering those persons who are covered on the date of the Merger Agreement by the Company's directors' and officers' liability insurance policy (the "Indemnified Parties"); PROVIDED that the Surviving Corporation may substitute for such Company policies, policies with at least the same coverage containing terms and conditions which are no less advantageous and provided that said substitution does not result in any gaps or lapses in coverage with respect to matters occurring prior to the Effective Time or (y) cause Parent's directors' and officers' liability insurance then in effect to cover those persons who are covered on the date of the Merger Agreement by the Company's directors' and officers' liability insurance policy with respect to those matters covered by the Company's directors' and officers' liability policy; PROVIDED that the coverage provided by Parent's insurance shall be no less favorable to the Indemnified Parties and shall provide no fewer rights than the Company's directors' and officers' liability insurance policy in place on the date of the Merger Agreement. Notwithstanding anything to the contrary in the Merger Agreement, in no event shall the Surviving Corporation be required to expend in any one year an amount in excess of 200% of the annual premiums paid by the Company as of the date of the Merger Agreement for such insurance and if the annual premium for the insurance coverage that would otherwise be required would exceed such amount, the Surviving Corporation shall only be obligated to obtain a policy with the greatest coverage available for a cost not exceeding 200% of the annual premiums paid by the Company on the date of the Merger Agreement.

    EMPLOYEE BENEFIT PLANS. Pursuant to the Merger Agreement, from and after the Effective Time until the first anniversary of the Effective Time, the Surviving Corporation shall (or, if necessary, Parent shall cause the Surviving Corporation to) ensure that all employees and officers of the Company at the Effective Time receive benefits in the aggregate substantially comparable to the benefits received by such individuals under U.S. Employee Benefit Plans and Foreign Employee Benefit Plans immediately prior to the date of the Merger Agreement. Notwithstanding the foregoing, following the Effective Time, the Surviving Corporation may terminate the employment of any employee (subject to the payment of severance benefits payable to the employee in connection with such termination). From and after the Effective Time until the first anniversary of the Effective Time, the Surviving Corporation shall (or, if necessary, Parent shall cause the Surviving Corporation to) keep in effect all severance policies that are applicable to employees and officers of the Company immediately prior to the date of the Merger Agreement. Following the Effective

Time, (i) the Surviving Corporation shall (or, if necessary, Parent shall cause the Surviving Corporation to) ensure that no medical, dental, health or disability plan adopted by the Surviving Corporation shall have any preexisting condition limitations and (ii) the Surviving Corporation shall (or, if necessary, Parent shall cause the Surviving Corporation to) honor all deductibles and out-of-pocket expenses paid by the employees and officers of the Company and its U.S. subsidiaries under any medical, dental, health or disability plan of the Company and its subsidiaries during the portion of the calendar year prior to the time such employees become eligible to participate in any medical, dental, health or disability plan adopted by the Surviving Corporation. Following the Effective Time, for purposes of eligibility and vesting, the Surviving Corporation (and, if applicable, Parent) shall honor all service credit accrued by the employees and officers of the Company under all U.S. Employee Benefit Plans and Foreign Employee Benefit Plans up to (and including) the Effective Time.

    COMPOSITION OF THE BOARD OF DIRECTORS. The Merger Agreement provides that, promptly upon the acceptance for payment of, and payment by Purchaser in accordance with the Offer for, any Shares pursuant to the Offer, Purchaser shall be entitled to designate such number of directors on the Board of Directors of the Company, rounded up to the next whole number, as will give Purchaser, subject to compliance with Section 14(f) of the Exchange Act, representation on such Board of Directors equal to at least that number of directors which equals the product of the total number of directors on the Board of Directors (giving effect to the directors elected pursuant to this sentence) multiplied by a fraction, the numerator of which shall be the number of Shares so accepted for payment and paid for or otherwise acquired or owned by Purchaser or Parent and the denominator of which shall be the number of Shares then issued and outstanding, and the Company and its Board of Directors shall, at such time, take any and all such action needed to cause Purchaser's designees to be appointed to the Company's Board of Directors (including to cause directors to resign). Subject to applicable law, the Company shall take all action requested by Parent which is reasonably necessary to effect any such election, including mailing to its stockholders the Information Statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, and the Company agrees to make such mailing with the mailing of the
Schedule 14D-9, so long as Purchaser shall have provided to the Company on a timely basis all information required to be included in the Information Statement with respect to Purchaser's designees. In furtherance thereof, the Company will increase the size of the Company's Board of Directors, or use its reasonable efforts to secure the resignation of directors, or both, as is necessary to permit Purchaser's designees to be elected to the Company's Board of Directors.

    NO SOLICITATION OF OTHER OFFERS. The Merger Agreement provides that, upon execution of the Merger Agreement, the Company and its affiliates and each of their respective officers, directors, employees, representatives, consultants, investment bankers, attorneys, accountants and other agents ("Agents") shall immediately cease any existing discussions or negotiations with any other parties that may be ongoing with respect to any Acquisition Proposal (as defined below). Neither the Company nor any of its subsidiaries shall, directly or indirectly, take (and the Company shall not authorize or permit its or its subsidiaries' Agents to take) any action to (i) encourage, solicit or initiate the making of any Acquisition Proposal, (ii) enter into any agreement with respect to any Acquisition Proposal or (iii) participate in any way in discussions or negotiations with or furnish or disclose any information to, any Person (other than Parent or Purchaser) in connection with, or take any other action to knowingly facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, except that the Company may participate in discussions or negotiations with and, provided such Person enters into a confidentiality agreement with the Company on terms no more favorable to such Person than the confidentiality agreement between Technicolor and the Company, furnish or disclose information to, any Person who has made, in the good faith judgment of the Board of Directors of the Company after consultation with their financial advisors, a bona fide offer or proposal (but not an inquiry) regarding a transaction that would constitute an Acquisition Proposal and that, if agreed with the Company, would constitute a Superior Proposal, provided such Acquisition Proposal was not initially solicited, encouraged or knowingly facilitated by the Company, its subsidiaries or their Agents, and, PROVIDED FURTHER, that nothing in the foregoing shall prevent the Company or Board of Directors from taking and disclosing to the Company's stockholders a position contemplated by Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with respect to any tender offer or from making such disclosure to the Company's stockholders, upon the advice of its independent outside legal counsel, as is required under applicable Federal Securities law. Any actions permitted under the exception to clause
(iii), and taken in compliance with the foregoing, shall not be deemed a breach of any other covenant or agreement of such party contained in the Merger Agreement. "Acquisition Proposal" means any inquiry, proposal or offer from any Person or group relating to any direct or indirect acquisition or purchase of a substantial amount of assets of the Company or any of its subsidiaries or of all or any portion of any class of equity securities of the Company or any of its subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning all or any portion of any class of equity securities of the Company or any of its subsidiaries, any merger, consolidation, business combination, sale of substantially all the assets, recapitalization, liquidation, dissolution or any transaction having similar economic effect involving the Company or any of its subsidiaries, other than the transactions contemplated by the Merger Agreement. "Superior Proposal" means a BONA FIDE proposal made by a third party to acquire all or a portion of the outstanding shares of the Company pursuant to a tender offer, a merger or a sale of all of the assets of the Company on terms which the Board of Directors of the Company determines in its good faith reasonable judgment (after consultation with its independent outside financial and legal advisors) to be more favorable to the Company and its stockholders than the transactions contemplated hereby. Except to the extent that, after consultation with independent outside counsel to the Company, the Board of Directors determines in good faith that such actions are required in order for the directors of the Company to satisfy their fiduciary duties to the Company and its stockholders or to comply with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act, the Board of Directors shall not take any action to withdraw or modify in a manner adverse to Parent or Purchaser, or take a public position inconsistent with, its approvals or recommendation of the Offer, the Merger or the Merger Agreement or to recommend another Acquisition Proposal and shall not resolve to do any of the foregoing. In addition to the obligations of the Company set forth above, on the date of receipt thereof, the Company shall advise Parent of any request for information regarding, or that may be reasonably likely to result in, or any other inquiry or proposal relating to, an Acquisition Proposal, the material terms and conditions of such request, inquiry or proposal and of any subsequent material amendments or changes thereto, and the identity of the Person making any such request, inquiry or proposal.

    COVENANTS; REPRESENTATIONS AND WARRANTIES. The Merger Agreement also contains certain other restrictions as to the conduct of business by the Company pending the Merger, as well as representations and warranties of each of the parties customary in transactions of this kind.

12. SOURCE AND AMOUNT OF FUNDS.

    Purchaser estimates that the total amount of funds required to purchase all of the outstanding Shares pursuant to the Offer and the Merger and to pay related fees and expenses will be approximately $250,000,000. Purchaser will obtain these funds from Parent, either directly or indirectly, via other wholly-owned subsidiaries, through loans, advances or capital contributions. It is currently anticipated that such funds will be generated internally by Parent and its subsidiaries and/or obtained through borrowings or from a combination of such sources. No final decisions have been made, however, concerning the method Parent will employ to obtain such funds. Such decisions when made will be based on Parent's review from time to time of the advisability of particular actions, as well as on prevailing interest rates and financial and other economic conditions.

13. CERTAIN CONDITIONS OF THE OFFER.

    Notwithstanding any other provision of the Offer or the Merger Agreement, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, pay for any Shares tendered pursuant to the Offer and may terminate or amend the Offer and may postpone the acceptance of, and payment for, Shares, if (i) there shall not have been validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares which satisfies the Minimum Condition, (ii) any applicable waiting period under the HSR Act shall not have expired or been terminated, or (iii) if, at any time on or after the date of the Merger Agreement and at or before the time of payment for any such Shares (whether or not any Shares have theretofore been accepted for payment or paid for pursuant to the Offer) any of the following shall occur:

        (a) there shall be instituted or pending any action or proceeding by any government or governmental authority or agency, domestic or foreign, or by any other person, domestic or foreign, before any court or governmental authority or agency, domestic or foreign, (i) challenging or seeking to or which would be reasonably likely to make illegal, impede, delay or otherwise directly or indirectly restrain or prohibit the Offer or the Merger or seeking to obtain material damages, (ii) seeking to compel Parent or Purchaser to dispose of, or hold separate (through the establishment of a trust or otherwise) material assets or properties or categories of assets or properties or businesses of Parent, the Company or any of their subsidiaries or to withdraw from one or more lines of business material to the Condition of Parent, the Company or any of their subsidiaries or to take any actions that, in the aggregate would be reasonably likely to materially impair Parent's ability to control, direct or manage on a day-to-day basis the business or affairs of the Company, (iii) seeking to impose limitations on the ability of Parent or Purchaser effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares acquired or owned by Purchaser or Parent on all matters properly presented to the Company's stockholders, (iv) seeking to require divestiture by Parent or Purchaser of any Shares or (v) materially adversely affecting the Condition of the Company and its subsidiaries taken as a whole;

        (b) there shall be any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction proposed, enacted, enforced, promulgated, amended, issued or deemed applicable to (i) Parent, Purchaser, the Company or any subsidiary of the Company or (ii) the Offer or the Merger, by any legislative body, court, government or governmental, administrative or regulatory authority or agency, domestic or foreign, other than the routine application of the waiting period provisions of the HSR Act to the Offer or to the Merger, which would directly or indirectly, result in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above;

        (c) any change shall have occurred (or any condition, event or development shall have occurred), that would have a material adverse effect on the Condition of the Company and its subsidiaries taken as a whole;

        (d) except as to any such representation or warranty which speaks as of a specific date or for a specific period which must be true and correct in the following respects only as of such specific date or period, as of the date of the Merger Agreement and as of the scheduled expiration date of the Offer (i) any one or more representations, warranties, covenants or agreements of the Company contained in the Merger Agreement that is qualified as to materiality shall be untrue, incorrect or breached in any respect except for such failures as would not be reasonably likely to have a material adverse effect on the Condition of the Company and its subsidiaries taken as a whole or (ii) any one or more of such representations, warranties, covenants or agreements that is not so qualified shall be untrue incorrect or breached in any material respect which, individually or in the aggregate, would be reasonably likely to have a material adverse effect on the Condition of the Company and its subsidiaries taken as a whole;

        (e) (i) the Company or any of its subsidiaries or their Agents encourages, solicits or initiates the making of any Acquisition Proposal from any Person other than Parent or Purchaser or the Company or any of its subsidiaries or their Agents takes any other action to knowingly facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal other than as permitted by and in compliance with Section 4.07 of the Merger Agreement,
    (ii) the Company enters into any agreement with respect to or the making of an Acquisition Proposal, (iii) if the Company's Board of Directors shall have (A) failed to recommend to the Company's stockholders that such stockholders tender their Shares pursuant to the Offer and vote to approve and adopt the Merger Agreement or (B) amends, withdraws or modifies such recommendation in a manner adverse to Parent and Purchaser or resolves to do so;

        (f) the Company shall have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or material covenant of the Company to be performed or complied with by it and its subsidiaries under the Merger Agreement; or

        (g) the Merger Agreement shall have been terminated in accordance with its terms;

which, in the reasonable judgment of Purchaser, in any such case and regardless of the circumstances giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment or pay for any Shares tendered pursuant to the Offer.

    The foregoing conditions (including those set forth in clauses (i)-(iii) above) are for the sole benefit of Parent and Purchaser and may be asserted by Parent or Purchaser, or may be waived by Parent or Purchaser, in whole or in part at any time and from time to time in its sole discretion. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

    For purposes of the foregoing, "Condition" means the business, operations or results of operations, and financial condition.

14. DIVIDENDS AND DISTRIBUTIONS.

    Pursuant to the terms of the Merger Agreement, the Company is prohibited from taking any of the actions described in the two succeeding paragraphs, and nothing herein shall constitute a waiver by Purchaser or Parent of any of its rights under the Merger Agreement or a limitation of remedies available to Purchaser or Parent for any breach of the Merger Agreement, including termination thereof.

    If, on or after the date of the Merger Agreement, the Company should (1) split, combine or otherwise change the Shares or its capitalization, (2) acquire currently outstanding Shares or otherwise cause a reduction in the number of outstanding Shares or (3) issue or sell additional Shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, to acquire any of the foregoing, other than Shares issued pursuant to the exercise of stock options outstanding as of the date of the Merger Agreement, then, subject to the provisions of Section 13 above, Purchaser, in its sole discretion, may make such adjustments as it deems appropriate in the Merger Consideration and other terms of the Offer, including, without limitation, the number or type of securities offered to be purchased.

    If, on or after the date of the Merger Agreement, the Company should declare or pay any cash dividend on the Shares or other distribution on the Shares, or issue with respect to the Shares any additional Shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, payable or distributable to stockholders of record on a date prior to the transfer of the Shares purchased pursuant to the Offer to Purchaser or its nominee or transferee on the Company's stock transfer records, then, subject to the provisions of Section 13 above, (1) the offer price may, in the sole discretion of

Purchaser, be reduced by the amount of any such cash dividend or cash distribution and (2) the whole of any such noncash dividend, distribution or issuance to be received by the tendering stockholders will (a) be received and held by the tendering stockholders for the account of Purchaser and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for the account of Purchaser, accompanied by appropriate documentation of transfer, or (b) at the direction of Purchaser, be exercised for the benefit of Purchaser, in which case the proceeds of such exercise will promptly be remitted to Purchaser. Pending such remittance and subject to applicable law, Purchaser will be entitled to all rights and privileges as owner of any such noncash dividend, distribution, issuance or proceeds and may withhold the entire offer price or deduct from the offer price the amount or value thereof, as determined by Purchaser in its sole discretion.

15. CERTAIN LEGAL MATTERS.

    GENERAL. Except as otherwise disclosed herein, based upon an examination of publicly available filings with respect to the Company, Parent and Purchaser are not aware of any licenses or other regulatory permits which appear to be material to the business of the Company and which might be adversely affected by the acquisition of Shares by Purchaser pursuant to the Offer or of any approval or other action by any governmental, administrative or regulatory agency or authority which would be required for the acquisition or ownership of Shares by Purchaser pursuant to the Offer. Should any such approval or other action be required, it is currently contemplated that such approval or action would be sought or taken. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it will be obtained without substantial conditions or that adverse consequences might not result to the Company's or Parent's business or that certain parts of the Company's or Parent's business might not have to be disposed of in the event that such approvals were not obtained or such other actions were not taken, any of which could cause Purchaser to elect to terminate the Offer without the purchase of the Shares thereunder. Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions. See Section 13.

    ANTITRUST COMPLIANCE. Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission ("FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares by Purchaser is subject to these requirements. See Section 2 of this Offer to Purchase as to the effect of the HSR Act on the timing of Purchaser's obligation to accept Shares for payment.

    Pursuant to the HSR Act, Parent filed a Notification and Report Form with respect to the acquisition of Shares pursuant to the Offer and the Merger with the Antitrust Division and the FTC on June 19, 1998. Under the provisions of the HSR Act applicable to the purchase of Shares pursuant to the Offer, such purchases may not be made until the expiration of a 15-calendar day waiting period following the filing by Parent. Accordingly, the waiting period under the HSR Act will expire at 11:59 p.m., New York City time, on July 4, 1998, unless early termination of the waiting period is granted or Parent receives a request for additional information or documentary material prior thereto. If either the FTC or the Antitrust Division were to request additional information or documentary material from Parent, the waiting period would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by Parent with such request unless the waiting period is sooner terminated by the FTC or the Antitrust Division. Thereafter, the waiting period could be extended only by agreement or by court order. See Section 2. Only one extension of such waiting period pursuant to a request for additional information is authorized by the rules promulgated under the HSR Act, except by agreement or by court order. Any such extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. See Section 4. Although the Company is required to file certain information and documentary material with the Antitrust Division and the FTC in connection with the Offer, neither the

Company's failure to make such filings nor a request from the Antitrust Division or the FTC for additional information or documentary material made to the Company will extend the waiting period.

    The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Shares by Purchaser pursuant to the Offer. At any time before or after Purchaser's purchase of Shares, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Shares pursuant to the Offer or seeking divestiture of Shares acquired by Purchaser or the divestiture of substantial assets of Parent, the Company or any of their respective subsidiaries. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if a challenge is made, what the result will be. See Section 13 of this Offer to Purchase for certain conditions to the Offer that could become applicable in the event of such a challenge.

    FOREIGN APPROVALS. The Company owns property or conducts business in various foreign countries and jurisdictions. In connection with the acquisition of the Shares pursuant to the Offer, the laws of certain of those foreign countries and jurisdictions may require the filing of information with, or the obtaining of the approval of, governmental authorities in such countries and jurisdictions, including the Regulatory Approvals. The governments in such countries and jurisdictions might attempt to impose additional conditions on the Company's operations conducted in such countries and jurisdictions as a result of the acquisition of the Shares pursuant to the Offer. There can be no assurance that Parent will be able to cause the Company or its subsidiaries to satisfy or comply with such laws or that compliance or non-compliance will not have a material adverse effect on the financial condition, properties, business or results of operations of the Company and its subsidiaries taken as a whole or impair Parent, Purchaser or the Company or any of their respective affiliates, following consummation of the Offer or Merger, to conduct any material business or operations in any jurisdiction where they are now being conducted. See
Section 13.

    FEDERAL RESERVE BOARD REGULATIONS. Regulations T, U and X (the "Margin Regulations") promulgated by the Federal Board place restrictions on the amount of credit that may be extended for the purpose of purchasing margin stock (including the Shares) if such credit is secured directly or indirectly by margin stock. Parent and Purchaser will attempt to ensure that the financing of the acquisition of the Shares will be in compliance with the Margin Regulations.

    STATE TAKEOVER LAWS. A number of states have adopted laws and regulations applicable to offers to acquire securities of corporations which are incorporated in such states and/or which have substantial assets, stockholders, principal executive offices or principal places of business therein. In EDGAR V. MITE CORPORATION, the Supreme Court of the United States held that the Illinois Business Takeover Statute, which made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and was therefore unconstitutional. In CTS CORPORATION V. DYNAMICS CORPORATION OF AMERICA, the Supreme Court held that as a matter of corporate law, and in particular, those laws concerning corporate governance, a state may constitutionally disqualify an acquirer of "Control Shares" (ones representing ownership in excess of certain voting power thresholds e.g. 20%, 33% or 50%) of a corporation incorporated in its state and meeting certain other jurisdictional requirements from exercising voting power with respect to those shares without the approval of a majority of the disinterested stockholders.

    Based on information supplied by the Company, Purchaser does not believe that any state takeover laws purport to apply to the Offer or the Merger. Neither Purchaser nor Parent has currently complied with any state takeover statute or regulation. Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer or the Merger and if an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the

Merger, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer or the Merger. In such case, Purchaser may not be obliged to accept for payment or pay for any Shares tendered pursuant to the Offer.

    If it is asserted that one or more state takeover laws applies to the Offer and it is not determined by an appropriate court that such act or acts do not apply or are invalid as applied to the Offer, Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in consummating the Offer. In such case, Purchaser may not be obligated to accept for payment any Shares tendered. See Section 13.

    EXON-FLORIO. Under Section 721 of Title VII of the United States Defense Production Act of 1950, as amended by Section 5021 of the Omnibus Trade and Competitiveness Act of 1988 ("Exon-Florio"), the President of the United States is authorized to prohibit or suspend acquisitions, mergers or takeovers by foreign persons of persons engaged in interstate commerce in the United States if the President determines, after investigation, that such foreign persons in exercising control of such acquired persons might take action that threatens to impair the national security of the United States and that other provisions of existing law do not provide adequate authority to protect national security. Pursuant to Exon-Florio, notice of an acquisition by a foreign person is to be made to the Committee on Foreign Investment in the United States ("CFIUS"), which is comprised of representatives of the Departments of the Treasury, State, Commerce, Defense and Justice, the Office of Management and Budget, the United States Trade Representative's Office and the Council of Economic Advisors and which has been selected by the President to administer Exon-Florio, either voluntarily by the parties to such proposed acquisition, merger or takeover or by any member of CFIUS.

    A determination that an investigation is called for must be made within 30 days after notification of a proposed acquisition, merger or takeover is first filed with CFIUS. Any such investigation must be completed within 45 days of such determination. Any decision by the President to take action must be announced within 15 days of the completion of the investigation. Although Exon-Florio does not require the filing of a notification, nor does it prohibit the consummation of an acquisition, merger or takeover if notification is not made, such an acquisition, merger or takeover thereafter remains indefinitely subject to divestment should the President subsequently determine that the national security of the United States has been threatened or impaired. Purchaser does not believe that the Offer or the Merger threatens to impair the national security of the United States and does not intend to notify CFIUS of the proposed transaction.

16. FEES AND EXPENSES.

    Purchaser and Parent have retained Lazard Freres to act as the Dealer Manager and to provide certain financial advisory services in connection with the proposed acquisition of the Company. In connection with such services Parent has agreed to pay Lazard Freres an aggregate fee of $900,000. Parent will also reimburse Lazard Freres for certain reasonable out-of-pocket expenses, including fees and expenses of its counsel. Purchaser and Parent will also indemnify Lazard Freres against certain liabilities and expenses in connection with its services, including certain liabilities and expenses under the federal securities laws.

    Purchaser and Parent have retained ChaseMellon Shareholder Services, L.L.C. to act as the Information Agent and to serve as the Depositary in connection with the Offer. The Information Agent and the Depositary each will receive reasonable and customary compensation for their services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities and expenses under the federal securities laws.

    Neither Purchaser nor Parent will pay any fees or commissions to any broker or dealer or other person or entity (other than the Dealer Manager and as described in the preceding paragraph) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, banks and trust companies will be reimbursed by Purchaser upon request for customary mailing and handling expenses incurred by them in forwarding material to their customers.

17. MISCELLANEOUS.

    The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, Purchaser may, in its sole discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

    Neither Purchaser nor Parent is aware of any jurisdiction in which the making of the Offer or the acceptance of Shares in connection therewith would not be in compliance with the laws of such jurisdiction.

    Purchaser and Parent have filed with the SEC a Statement on Schedule l4D-1 pursuant to Rule l4d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. Such Statement and any amendments thereto, including exhibits, may be examined and copies may be obtained from the principal office of the SEC in Washington, D.C. in the manner set forth above.

    No person has been authorized to give any information or make any representation on behalf of Parent or Purchaser not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

                                     NEPTUNE ACQUISITION CORP.

                                   SCHEDULE A

         DIRECTORS AND EXECUTIVE OFFICERS OF NEPTUNE ACQUISITION CORP.

                                                            PRESENT PRINCIPAL OCCUPATION OR
                                                                    EMPLOYMENT AND
    NAME AND BUSINESS ADDRESS            OFFICE(S)           FIVE-YEAR EMPLOYMENT HISTORY         CITIZENSHIP
---------------------------------  ----------------------  ---------------------------------  -------------------

ORLANDO F. RAIMONDO..............  President; Chief        President of various wholly owned  United States
  3233 East Mission Oaks           Executive Officer;      subsidiaries of Parent comprising
  Boulevard                        Director                the Technicolor Packaged Media
  Camarillo, CA 93012                                      Group

GARY JOYCE.......................  Vice President;         Senior Vice President and Chief    United Kingdom
  3233 East Mission Oaks           Treasurer; Assistant    Financial Officer of Technicolor
  Boulevard                        Secretary; Director     Packaged Media Group since July
  Camarillo, CA 93012                                      1996. Prior to that time,
                                                           Divisional Controller of Carlton.

THOMAS M. COLLINS, JR............  Vice President;         Senior Vice President and General  United States
  3233 East Mission Oaks           Secretary; Assistant    Counsel of Technicolor Packaged
  Boulevard                        Treasurer; Director     Media Group; executive officer of
  Camarillo, CA 93012                                      a wholly owned subsidiary of
                                                           Parent since 1993. Partner,
                                                           Thelen, Marrin, Johnson & Bridges
                                                           prior to July 1993.

         DIRECTORS AND EXECUTIVE OFFICERS OF CARLTON COMMUNICATIONS PLC

                                                            PRESENT PRINCIPAL OCCUPATION OR
                                                                    EMPLOYMENT AND
    NAME AND BUSINESS ADDRESS            OFFICE(S)           FIVE-YEAR EMPLOYMENT HISTORY         CITIZENSHIP
---------------------------------  ----------------------  ---------------------------------  -------------------

MICHAEL P. GREEN.................  Chairman                Chairman of Carlton since          United Kingdom
  25 Knightsbridge                                         February 1983. Chairman of
  London SW1X 7RZ                                          British Digital Broadcasting PLC
  England                                                  and a non-executive Director of
                                                           ITN Limited and Reuters Holdings
                                                           Plc. Chairman of the Media Trust.

SIR DEREK BIRKIN.................  Director                Director of Carlton since June     United Kingdom
  25 Knightsbridge                                         1992. Non-executive Director of
  London SW1X 7RZ                                          Merck & Co., Inc., Watmoughs
  England                                                  (Holdings) PLC and The Merchants
                                                           Trust PLC. Advisory Director of
                                                           Unilever PLC.

                                                            PRESENT PRINCIPAL OCCUPATION OR
                                                                    EMPLOYMENT AND
    NAME AND BUSINESS ADDRESS            OFFICE(S)           FIVE-YEAR EMPLOYMENT HISTORY         CITIZENSHIP
---------------------------------  ----------------------  ---------------------------------  -------------------
BERNARD A. CRAGG.................  Finance Director;       Finance Director of Carlton since  United Kingdom
  25 Knightsbridge                 Chief Financial         June 1987. Joined Carlton in 1985
  London SW1X 7RZ                  Officer                 as Group Financial Controller.
  England

ANTHONY D.A.W. FORBES............
  25 Knightsbridge                 Director                Non-executive Director of Carlton  United Kingdom
  London SW1X 7RZ                                          since July 1994. Joint senior
  England                                                  partner at Cazenove & Co. from
                                                           1980 until 1994. Non-executive
                                                           director of Royal & Sun Alliance
                                                           Insurance Group plc, Watmoughs
                                                           (Holdings) PLC and The Merchants
                                                           Trust PLC.

DAVID B. GREEN...................  Director                Non-executive Director of Carlton  United Kingdom
  25 Knightsbridge                                         since November 1990. Chairman of
  London SW1X 7RZ                                          Colefax and Fowler Group PLC.
  England

LESLIE F. HILL...................  Director                Non-executive Director of Carlton  United Kingdom
  25 Knightsbridge                                         since January 1996. Chief
  London SW1X 7RZ                                          Executive and then Chairman of
  England                                                  Central Independent Television
                                                           PLC from March 1991 to December
                                                           1995. Chairman of the ITV
                                                           Association.

SIR SYDNEY
  LIPWORTH, QC...................  Director                Non-executive Director of Carlton  United Kingdom
  25 Knightsbridge                                         since November 1993. Chairman of
  London SW1X 7RZ                                          Zeneca Group PLC, Deputy Chairman
  England                                                  of National Westminister Bank Plc
                                                           and Chairman of the Financial
                                                           Reporting Council. Previously
                                                           Chairman of the Monopolies and
                                                           Mergers Commission.

JUNE F. DE MOLLER................  Managing Director       Managing Director of Carlton       United Kingdom
  25 Knightsbridge                                         since July 1993. Director since
  London SW1X 7RZ                                          February 1983. Non-executive
  England                                                  Director of Anglian Water Plc.

                                                            PRESENT PRINCIPAL OCCUPATION OR
                                                                    EMPLOYMENT AND
    NAME AND BUSINESS ADDRESS            OFFICE(S)           FIVE-YEAR EMPLOYMENT HISTORY         CITIZENSHIP
---------------------------------  ----------------------  ---------------------------------  -------------------
SIR BRIAN PITMAN.................  Director                Non-executive Director of Carlton  United Kingdom
  25 Knightsbridge                                         since March 1, 1998. Chairman of
  London SW1X 7RZ                                          Lloyds TSB Group plc and Lloyds
  England                                                  Bank plc. Director of the
                                                           National Bank of New Zealand
                                                           Limited and NBNZ Holdings
                                                           Limited. Non-executive Director
                                                           of Next plc and President of the
                                                           Chartered Institute of Bankers.

NIGEL N. WALMSLEY................  Director                Joined the Board of Carlton in     United Kingdom
  25 Knightsbridge                                         October 1991. Appointed Chairman
  London SW1X 7RZ                                          of Carlton Television Limited in
  England                                                  May 1994. Director of British
                                                           Digital Broadcasting PLC.
                                                           Non-executive Director of GMTV
                                                           Limited and Energis PLC and Vice
                                                           President of the Advertising
                                                           Association.

THE HON. PIERS J.H. INSKIP.......                        )
  25 Knightsbridge                 Associate Director(1    Joined Carlton in 1989 and         United Kingdom
  London SW1X 7RZ                                          appointed an Associate Director
  England                                                  in 1990.

MATTHEW J. KEARNEY...............  Associate Director(1  ) Joined Carlton in 1993; appointed  United Kingdom
  25 Knightsbridge                                         an Associate Director in 1996.
  London SW1X 7RZ
  England

DAVID ABDOO......................  Secretary               Joined Carlton in 1988; appointed  United Kingdom
  25 Knightsbridge                                         Company Secretary in 1991.
  London SW1X 7RZ
  England

------------------------
(1) This title indicates a senior officer position immediately below that of Executive Director.

    The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank or other nominee to the Depositary at one of its addresses set forth below.

                        THE DEPOSITARY FOR THE OFFER IS:
                    CHASEMELLON SHAREHOLDER SERVICES, L.L.C.

              BY MAIL:                       BY OVERNIGHT COURIER:                        BY HAND:
        Post Office Box 3301          85 Challenger Road, Mail Drop-Reorg         120 Broadway, 13th Floor
    South Hackensack, N.J. 07606           Ridgefield Park, NJ 07660                 New York, NY 10271
  Attn: Reorganization Department       Attn: Reorganization Department       Attn: Reorganization Department

         BY FACSIMILE TRANSMISSION:                   CONFIRM FACSIMILE BY TELEPHONE:
      (For Eligible Institutions Only)                    (For Confirmation Only)
               (201) 296-4293                                 (201) 296-4860

    Any questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent at its telephone numbers and locations listed below. You may also contact your broker, dealer, commercial bank, or trust company or nominee for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:
                    CHASEMELLON SHAREHOLDER SERVICES, L.L.C.
                        450 West 33rd Street--14th Floor
                               New York, NY 10001
                                       or
                    Bankers and Brokers call: (212) 273-8080
                   All others call Toll Free: (888) 224-2745
                      THE DEALER MANAGER FOR THE OFFER IS:
                            LAZARD FRERES & CO. LLC

                              30 Rockefeller Plaza
                            New York, New York 10020
                         (212) 632-6717 (Call Collect)